Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Dated as of March 13, 2018

By and Among

Appvion Holding Corp.,

as Purchaser,

and

Appvion, Inc., Paperweight Development Corp., PDC Capital Corporation, Appvion Receivables Funding I LLC, and APVN Holdings LLC,

as Sellers

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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INDEX OF EXHIBITS

EXHIBIT A	FORM OF BILL OF SALE

EXHIBIT B	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C	FORM OF ASSUMPTION AND ASSIGNMENT OF LEASES

EXHIBIT D	FORM OF IP ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT E	FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT F	BIDDING PROCEDURES ORDER

EXHIBIT G	DIP BUDGET

EXHIBIT H	SALE AND BIDDING PROCEDURES MOTION

EXHIBIT I	WIND DOWN BUDGET

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 13, 2018 (the “Agreement Date”), by and among Appvion Holding Corp. (“Purchaser”) and Appvion, Inc., Paperweight Development Corp., PDC Capital Corporation, Appvion Receivables Funding I LLC, and APVN Holdings LLC. (collectively, the “Company”, each a “Seller” and collectively, “Sellers”). Purchaser and Sellers are collectively referred to herein as the “Parties” and individually as a “Party”. For the purposes of this Agreement, capitalized terms used herein shall have the meanings set forth herein or in Article X.

RECITALS

WHEREAS, on October 1, 2017, Sellers filed voluntary petitions (the “Chapter 11 Petition”) for relief under Chapter 11 of the Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) commencing chapter 11 cases (collectively, the “Bankruptcy Cases”);

WHEREAS, Sellers continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code;

WHEREAS, Sellers wish to sell the Business;

WHEREAS, Purchaser desires to purchase the Purchased Assets and assume the Assumed Liabilities from Sellers and Sellers desire to sell, convey, assign and transfer to Purchaser the Purchased Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 and other applicable provisions of the Bankruptcy Code;

WHEREAS, the Purchased Assets and Assumed Liabilities shall be purchased and assumed by Purchaser pursuant to the Sale Order approving such sale, free and clear of all Claims and Encumbrances (other than Permitted Encumbrances), pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure, which order will include the authorization for the assumption by Sellers and assignment to Purchaser of the Assigned Contracts and the liabilities thereunder in accordance with Section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court (together, the “Bankruptcy Rules”); and

WHEREAS, the board of directors (or similar governing body) of each Seller has determined that it is advisable and in the best interests of such Seller and its constituencies to enter into this Agreement and to consummate the transactions provided for herein, subject to entry of the Sale Order, and each has approved the same.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Purchaser and Sellers hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE PURCHASED ASSETS;

ASSUMPTION OF ASSUMED LIABILITIES

1.1 Purchase and Sale of the Purchased Assets. On the terms and subject to the conditions set forth herein, at the Closing, Sellers shall sell, transfer, assign, convey and deliver to Purchaser or a Designated Purchaser, and Purchaser or a Designated Purchaser shall purchase, acquire and accept from Sellers all of Sellers’ right, title and interest in, to and under all of the properties, assets and rights of Sellers relating to Sellers’ business of global manufacturing, sale and distribution of specialty and high value-added coated paper products (the “Business”), free and clear of all Encumbrances other than Permitted Encumbrances, including the following, but excluding the Excluded Assets, (the “Purchased Assets”) as of the Closing:

(a) all of the equity interests that Sellers own in the Subsidiaries set forth on Schedule 1.1(a) (collectively, the “Acquired Subsidiaries”);

(b) subject to Section 1.6, to the extent assignable pursuant to Section 365 of the Bankruptcy Code, all of the Contracts set forth on Schedule 1.6(a) (the “Assigned Contracts”) and all rights thereunder, but excluding any Excluded Assets;

(c) all trade and non-trade accounts receivable, notes receivable and negotiable instruments of Sellers, but, for the avoidance of doubt, excluding any intercompany Indebtedness among Sellers (the “Accounts Receivable”);

(d) all of each Seller’s Cash and Cash Equivalents, other than as set forth on Schedule 1.1(d);

(e) the Owned Real Property listed on Schedule 1.1(e) (the “Acquired Owned Real Property”);

(f) the Owned Buildings listed on Schedule 1.1(f) (the “Acquired Buildings”);

(g) the Leased Real Property listed on Schedule 1.1(g) (the “Assumed Leased Real Property”), including any security deposits or other deposits delivered in connection therewith;

(h) all cash deposits of clients or customers held by each Seller as security for receivables or obligations;

(i) all deposits of each Seller as security for rent, electricity, telephone, bonds or other sureties or otherwise (except for retainers held by any professional in the Bankruptcy Cases), and prepaid charges and expenses, including all prepaid rent and all prepaid charges, expenses and rent under any personal property leases;

(j) all tangible assets of Sellers, other than the assets set forth on Schedule 1.1(j)(i) and any Excluded Assets, including the tangible assets of Sellers located at any Assumed Leased Real Property or at the locations listed on Schedule 1.1(j)(ii);

(k) all personnel files for Transferred Employees except as prohibited by Law; provided, however, that Sellers have the right to retain copies at Sellers’ expense to the extent required by Law;

(l) any chattel paper owned or held by Sellers relating to the Business, the Assumed Liabilities or the Purchased Assets, other than any Excluded Assets;

(m) any lock boxes to which account debtors of Sellers remit payment relating to the Business, the Assumed Liabilities or the Purchased Assets, other than any Excluded Assets;

(n) all other or additional assets, properties, privileges, rights (including prepaid expenses) and interests of Sellers relating to the Business, the Assumed Liabilities or the Purchased Assets (other than any Excluded Assets) of every kind and description and wherever located, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement;

(o) all Permits and all pending applications therefor, including those set forth on Schedule 1.1(o), in each case, to the extent such Permits and pending applications therefore are transferrable;

(p) all express or implied guarantees, warranties, representations, covenants, indemnities, rights, claims, counterclaims, defenses, credits, causes of action or rights of set off against third parties relating to the Purchased Assets (including, for the avoidance of doubt, those arising under, or otherwise relating to the Assigned Contracts), the Assumed Liabilities or the Business, including rights under vendors’ and manufacturers’ warranties, indemnities, guaranties and avoidance claims and causes of action under the Bankruptcy Code or applicable Law that are possessed by Sellers;

(q) the Intellectual Property owned or purported to be owned by Sellers, including without limitation, the Purchased Intellectual Property;

(r) all goodwill, payment intangibles and general intangible assets and rights of Sellers to the extent associated with the Business, the Assumed Liabilities or the Purchased Assets, other than any Excluded Assets;

(s) all Inventory, including raw materials, works in process, parts, subassemblies and finished goods, wherever located and whether or not obsolete or carried on Sellers’ books of account, in each case, with any transferable warranty and service rights of the applicable Seller related thereto;

(t) to the extent permitted by Law, Sellers’ Documents and Organizational Documents, and, without limiting the foregoing, each of the following: financial accounting and other books and records, corporate charters, minute and stock record books, Tax Returns filed by Sellers relating to the Business (but excluding any Consolidated Tax Returns), corporate seal, checkbooks and canceled checks, correspondence, and all customer sales, marketing, advertising, packaging and promotional materials, files, data, software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records, in each case, arising under or relating to the Purchased Assets, the Assumed Liabilities or the Business provided, however, that Sellers have the right to retain copies of all of the foregoing at Sellers’ expense to the extent required by Law or as is necessary to wind-down the Company;

(u) to the extent transferable, all rights and obligations under or arising out of all insurance policies relating to the Business or any of the Purchased Assets or Assumed Liabilities (including returns and refunds of any premiums paid, or other amounts due back to Sellers, with respect to cancelled policies);

(v) except to the extent set forth on Schedule 1.1(v), all rights and obligations under non-disclosure, confidentiality, and similar arrangements with (or for the benefit of) employees and agents of Sellers or with third parties (including any non-disclosure, confidentiality agreements or similar arrangements entered into in connection with or in contemplation of the filing of the Bankruptcy Cases and the Auction contemplated by the Bidding Procedures Order);

(w) all Assumed Plans, all funding arrangements relating thereto (including but not limited to all assets, trusts, insurance policies and administration service contracts related thereto) and all rights and obligations thereunder;

(x) all fixed assets and other personal property and interests related to the Business, the Assumed Liabilities or Purchased Assets, wherever located, including all vehicles, tools, parts and supplies, fuel, machinery, equipment, furniture, furnishing, appliances, fixtures, office equipment and supplies, owned and licensed computer hardware and related documentation, stored data, communication equipment, trade fixtures and leasehold improvements, in each case, with any freely transferable warranty and service rights of the applicable Seller related thereto;

(y) telephone, fax numbers and email addresses;

(z) all avoidance claims or causes of action under the Bankruptcy Code or applicable Law (including, without limitation, any preference or fraudulent conveyance), and all other claims or causes of action under any other provision of the Bankruptcy Code or applicable laws (“Avoidance Actions”) relating to the Business, the Purchased Assets and/or Assumed Liabilities, including actions relating to vendors and service providers used in the Business that are counterparties to Assigned Contracts or relating to Assumed Liabilities (“Acquired Avoidance Actions”); and

(aa) all of Sellers’ bank accounts.

At any time at least seven (7) Business Days prior to the Closing, Purchaser may, in its discretion by written notice to Sellers, designate any of the Purchased Assets as additional Excluded Assets, which notice shall set forth in reasonable detail the Purchased Assets so designated. Purchaser acknowledges and agrees that there shall be no reduction in the Purchase Price if it elects to designate any Purchased Assets as Excluded Assets. Notwithstanding any other provision hereof, the Liabilities of Sellers under or related to any Purchased Asset excluded under this paragraph will constitute Excluded Liabilities.

1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be deemed to sell, transfer, assign or convey, and Sellers shall retain all right, title and interest to, in and under the following assets, properties, interests and rights of Sellers (collectively, the “Excluded Assets”):

(a) any asset of Sellers that otherwise would constitute a Purchased Asset but for the fact that it is sold or otherwise disposed of during the Pre-Closing Period in the Ordinary Course of Business of Sellers and in conformity with the terms and conditions of this Agreement (including Section 8.1) or Purchaser otherwise agrees to such sale or other disposition;

(b) all Rejected Contracts;

(c) all shares of capital stock or other equity interests issued by any Seller or securities convertible into, exchangeable or exercisable for any such shares of capital stock or other equity interests, other than equity interests in the Acquired Subsidiaries;

(d) all Avoidance Actions that are not Acquired Avoidance Actions;

(e) all Claims that any of Sellers may have against any Person solely with respect to any Excluded Assets or any Excluded Liabilities;

(f) Sellers’ rights under this Agreement, the Purchase Price hereunder, any agreement, certificate, instrument or other document executed and delivered by Purchaser to any Seller in connection with the transactions contemplated hereby;

(g) all current and prior director and officer insurance policies of Sellers and all rights of any nature with respect thereto running in favor of Sellers, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, in each case, as the same may run in favor of Sellers and arising out of actions taking place prior to the Closing Date;

(h) the properties and assets set forth on Schedule 1.2(h);

(i) all Benefit Plans, together with all funding arrangements relating thereto (including but not limited to all assets, trusts, insurance policies and administration service contracts related thereto) except for the Assumed Plans and any related funding arrangements;

(j) all Pension Plans; and

(k) any and all claims, deposits, prepayments, refunds, rebates, causes of action, rights of recovery, rights of set-off and rights of recoupment relating to or in respect of an Excluded Asset.

1.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Sale Order, effective as of the Closing, Purchaser or a Designated Purchaser shall assume from Sellers (and pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and Sellers shall irrevocably convey, transfer and assign to Purchaser or a Designated Purchaser, the following Liabilities (and only the following Liabilities) (collectively, the “Assumed Liabilities”):

(a) all Liabilities of Sellers arising from the ownership and operation of the Purchased Assets, arising after the Closing Date;

(b) all Liabilities and obligations of Sellers under the Purchased Assets and under the Assigned Contracts, including, without limitation, (i) all pre-petition cure costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts including the cost of obtaining consents in respect of the Assigned Contracts (such pre-petition cure costs are, collectively, the “Cure Costs”) and (ii) any post-Closing liabilities thereunder;

(c) all (i) accrued trade and non-trade payables, (ii) open purchase orders set forth on Schedule 1.3(c) and (iii) Liabilities arising under drafts or checks outstanding at Closing, in each case, to the extent (A) relating to the Business and (B) incurred in the Ordinary Course of Business;

(d) the Senior DIP NM Term Loan Obligations under the Senior DIP Facility;

(e) the obligations to provide benefits or payments under the Assumed Plans, including the QIP;

(f) the obligations under the Key Employee Retention Plan;

(g) all payroll liabilities arising in the Ordinary Course of Business and otherwise in accordance with Section 8.1 during the payroll period including the Closing Date (the “Straddle Payroll”);

(h) the amount of transfer taxes required to be paid by Purchaser in consummating this Agreement, as set forth in Section 11.1(a); and

(i) all Liabilities, if any, set forth on Schedule 1.3(i).

The assumption by Purchaser of the Assumed Liabilities shall not, in any way, enlarge the rights of any third parties relating thereto.

1.4 Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Purchaser and the Designated Purchaser(s) (if any) are assuming only the Assumed Liabilities and are not assuming, and shall not be deemed to have assumed, any other Liabilities of any Seller of whatever nature (whether arising prior to, at the time of, or subsequent to Closing), whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not assets, and whether or not known or unknown or currently existing or hereafter arising or matured or unmatured, direct or indirect, and Sellers shall be solely and exclusively liable for any and all such Liabilities, including, without limitation, those Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a) all Liabilities arising out of, relating to or otherwise in respect of the Purchased Assets and/or Business arising prior to the Closing, other than the Assumed Liabilities;

(b) all Liabilities of Sellers relating to or otherwise arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;

(c) except as set forth in Section 1.3(d), any and all Liabilities of Sellers for Indebtedness, including (i) all intercompany Indebtedness among Sellers and (ii) all guarantees of third party obligations and reimbursement obligations to guarantors of Sellers’ obligations or under letters of credit;

(d) except as set forth in Section 1.3(i), all (i) Liabilities of Sellers for any Taxes (including, without limitation, Taxes payable by reason of contract, assumption, transferee or successor Liability, operation of Law, pursuant to Treasury Regulation Section 1502-6 (or any similar provision of any state or local law) or otherwise and any Taxes owed by Sellers and arising in connection with the consummation of the transactions contemplated by this Agreement) arising or related to any period(s) on or prior to the Closing Date, (ii) Taxes imposed on any Person that are the responsibility of Sellers pursuant to Section 11.1 (including, for the avoidance of doubt, the amount of transfer taxes required to be paid by Sellers in consummating this Agreement, as set forth in Section 11.1(a)), and (iii) Taxes arising from or in connection with an Excluded Asset;

(e) any and all Liabilities of Sellers in respect of the Rejected Contracts and any other Contracts to which any Seller is party or is otherwise bound that are not Assigned Contracts;

(f) except for Straddle Payroll and as provided in Sections 1.3(e) and 1.3(f), all Liabilities with respect to employment or other provision of services, compensation, severance, benefits or payments of any nature owed to any current or former employee, officer, director, member, partner or independent contractor of any Seller or any ERISA Affiliate (or any beneficiary or dependent of any such individual), whether or not employed by Purchaser or any of its Affiliates after the Closing, that (i) arises out of or relates to the employment, service provider or other relationship between any Seller or ERISA Affiliate and any such individual, including but not limited to the termination of such relationship, (ii) arises out of or relates to any Benefit Plan or (iii) arises out of or relates to events or conditions occurring on or before the Closing Date;

(g) drafts or checks outstanding at the Closing (except to the extent an Assumed Liability);

(h) all Liabilities under any futures contracts, options on futures, swap agreements or forward sale agreements;

(i) all Liabilities related to the WARN Act, to the extent applicable, for any action resulting from Employees’ separation of employment prior to or on the Closing Date;

(j) all Liabilities of any Seller to its equity holders respecting dividends, distributions in liquidation, redemptions of interests, option payments or otherwise, and any Liability of any Seller pursuant to any Affiliate Agreement;

(k) except as set forth on Schedule 1.4(k), all Liabilities arising out of or relating to any business or property formerly owned or operated by any Seller, any Affiliate or predecessor thereof, but not presently owned and operated by Sellers;

(l) all Liabilities relating to claims, actions, suits, arbitrations, litigation matters, proceedings, investigations or other Actions (in each case, whether involving private parties, Authorities, or otherwise) involving, against, or affecting any Purchased Asset, the Business, any Seller, or any assets or properties of any Seller, whether commenced, filed, initiated, or threatened before or after the Closing and whether relating to facts, events, or circumstances arising or occurring before or after the Closing;

(m) all obligations of Sellers arising and to be performed prior to the Closing Date arising from or related to the Business, the Purchased Assets or the Assumed Liabilities;

(n) all Environmental Liabilities and Obligations;

(o) all Liabilities of any Seller or their predecessors arising out of any contract, agreement, Permit, franchise or claim that is not transferred to Purchaser as part of the Purchased Assets or, is not transferred to Purchaser because of any failure to obtain any third-party or governmental consent required for such transfer;

(p) all Liabilities set forth on Schedule 1.4(p);

(q) all Liabilities relating to the ESOP;

(r) all Liabilities relating to the Pension Plans;

(s) all Liabilities relating to any withdrawal from a “multiemployer plan”, as defined in Section 3(37) of ERISA; and

(t) any Liabilities arising under Section 8.15(b).

1.5 Post-Closing Liabilities. Except as provided in Section 1.4, Purchaser acknowledges that Purchaser shall be responsible for all Liabilities and obligations relating to Purchaser’s ownership or use of, or right to use, the Purchased Assets and the Assumed Liabilities after the Closing Date, including Taxes arising out of or related to the Purchased Assets or the operation of conduct of the Business acquired pursuant to this Agreement for all Tax periods beginning on the day after the Closing Date.

1.6 Assumption/Rejection of Certain Contracts.

(a) Assignment and Assumption at Closing.

(i) Schedule 1.6(a) sets forth a list of all executory Contracts (including all leases with respect to Leased Real Property) to which, to Sellers’ Knowledge, one or more Sellers are party and which are to be included in the Assigned Contracts. From and after the Agreement Date until two (2) Business Days prior to Closing, Sellers shall make such deletions to Schedule 1.6(a) as Purchaser shall, in its sole discretion, request in writing. Any such deleted Contract shall be deemed to no longer be an Assigned Contract. All Contracts of Sellers that are not listed on Schedule 1.6(a) shall not be considered an Assigned Contract or Purchased Asset and shall be deemed “Rejected Contracts.”

(ii) Sellers shall take all actions required to assume and assign the Assigned Contracts to Purchaser (other than payment of Cure Costs, which Cure Costs constitute Assumed Liabilities), including taking all actions required to facilitate any negotiations with the counterparties to such Assigned Contracts and to obtain an Order containing a finding that the proposed assumption and assignment of the Assigned Contracts to Purchaser satisfies all applicable requirements of Section 365 of the Bankruptcy Code.

(iii) At Closing, (x) Sellers shall, pursuant to the Sale Order and the Assumption and Assignment Agreement or the Assumption and Assignment of Leases, as applicable, assume and assign to Purchaser (the consideration for which is included in the Purchase Price) each of the Assigned Contracts that is capable of being assumed and assigned, and (y) Purchaser shall pay promptly all Cure Costs (if any) in connection with such assumption and assignment (as agreed to among the various counterparties, Purchaser and Sellers, or as determined by the Bankruptcy Court) and assume and perform and discharge the Assumed Liabilities (if any) under the Assigned Contracts, pursuant to the Assumption and Assignment Agreement or the Assumption and Assignment of Leases, as applicable.

(iv) Purchaser may request, in its reasonable business judgment, certain modifications and amendments to any Contract as a condition to such Contract becoming an Assumed Contract, and Sellers shall use their commercially reasonable efforts to obtain such modifications or amendments. If Sellers are unable to obtain such modifications or amendments, Purchaser shall, in its sole discretion, designate the Contract as a Rejected Contract.

(b) Previously Omitted Contracts.

(i) If prior to the conclusion of the auction for the Purchased Assets in accordance with the Bid Procedures Order, it is discovered that a Contract should have been listed on Schedule 1.6(a) but was not listed on Schedule 1.6(a), or if Purchaser desires in its sole discretion to acquire any Contract to which one or more Sellers are party (including any Rejected Contract prior to the entry by the Bankruptcy Court of an order with respect thereto) (any such Contract, a “Previously Omitted Contract”), Sellers shall, promptly following the discovery thereof or receipt of notice from Purchaser of its desire to acquire any such Contract (but in no event later than two (2) Business Days following the discovery thereof or receipt of such notice), notify Purchaser in writing of such Previously Omitted Contract and all Cure Costs (if any) for such Previously Omitted Contract. Purchaser shall thereafter deliver written notice to Sellers, no later than five (5) Business Days following notification of such Previously Omitted Contract from Sellers, designating such Previously Omitted Contract as “Assumed” or “Rejected” (a “Previously Omitted Contract Designation”). A Previously Omitted Contract designated in accordance with this Section 1.6(b)(i) as “Rejected,” or with respect to which Purchaser fails to timely deliver a Previously Omitted Contract Designation, shall be a Rejected Contract.

(ii) If Purchaser designates a Previously Omitted Contract as “Assumed” in accordance with Section 1.6(b)(i), (i) Schedule 1.6(a) shall be amended to include such Previously Omitted Contract and (ii) Sellers shall serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of the Cure Costs with respect to such Previously Omitted Contract and Sellers’ intention to assume and assign such Previously Omitted Contract in accordance with this Section 1.6. The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with seven (7) days to object, in writing to Sellers and Purchaser, to the Cure Costs or the assumption of its Contract. If the counterparties, Sellers and Purchaser are unable to reach a consensual resolution with respect to the objection, Sellers will seek an expedited hearing before Bankruptcy Court to determine the Cure Costs required to be paid (to the extent disputed) and approve the assumption. If no objection is timely served on Sellers and Purchaser, Sellers shall obtain an order of the Bankruptcy Court fixing the Cure Costs at the amount set forth in the Previously Omitted Contract Notice and approving the assumption of the Previously Omitted Contract.

(c) Post-Petition Contracts. Schedule 1.6(c) sets forth a list of all Contracts to which to Sellers’ Knowledge, one or more Sellers are party and which were entered into following the Petition Date. Such Contracts shall be subject to assignment in accordance with the procedures set forth in this Section 1.6.

1.7 Further Conveyances and Assumptions. From time to time following the Closing, Sellers and Purchaser will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the transactions contemplated by this Agreement, except that nothing in this Section 1.7 will require Purchaser or any of its Affiliates to assume any Liabilities other than the Assumed Liabilities.

1.8 Disclaimer. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS PROVIDED IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED HEREUNDER, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS. WITHOUT LIMITING THE FOREGOING, PURCHASER AND SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED HEREUNDER, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.

ARTICLE II.

CONSIDERATION

2.1 Consideration.

(a) In consideration for the Purchased Assets, Purchaser shall (i) assume the Assumed Liabilities including, without limitation, the Senior DIP NM Term Loan Obligations, (ii) credit bid an amount equal to 100% of the Obligations (as defined in the DIP Credit Agreement) other than the NM Term Loan Obligations (the “Credit Bid”) (as an offset against, and reduction in the amount of Sellers’ debt in respect of such Obligations under the DIP Credit Agreement, pursuant to Section 363(k) of the Bankruptcy Code) and (iii) pay an amount in cash equal to the amount set forth in the Wind Down Budget (such amount, together with the amount of the Senior DIP NM Term Loan Obligations and the Credit Bid, the “Purchase Price”); provided, however, that Purchaser reserves the right to increase the Purchase Price, subject to the Bidding Procedures Order and applicable Law.

(b) Limitation on Purchaser Liability. For the avoidance of doubt, Purchaser shall have no liability with respect to any costs, fees or expenses of any nature incurred by Sellers or, if different, the Debtors, following the Closing Date.

2.2 Deposit. To the extent that the Purchase Price includes the Credit Bid, no deposit shall be made by Purchaser.

2.3 Withholding Tax. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any provision of applicable Law. If Purchaser reasonably determines that any withholding in respect of Taxes is required from the Purchase Price, it shall notify Sellers as soon as reasonably practicable and shall reasonably cooperate with Sellers to lawfully mitigate such Taxes required to be withheld. To the extent that any amounts are withheld and paid to the appropriate Governmental Body, such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III.

CLOSING AND TERMINATION

3.1 Closing. Subject to the satisfaction or waiver by the appropriate Party of the conditions set forth in Article IX, the closing of the purchase and sale of the Purchased Assets, the payment of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur as soon as practicable following the satisfaction or waiver of all conditions set forth in this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The Closing shall take place at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020 at 9:00 a.m. (Eastern Time) or at such other place and time as the Parties may agree. Unless otherwise agreed by the Parties in writing, the Closing shall be deemed effective and all right, title and interest of each Seller in the Purchased Assets to be acquired by Purchaser hereunder shall be deemed to have passed to Purchaser and the assumption of all of the Assumed Liabilities shall be deemed to have occurred as of 12:01 a.m. Eastern Time on the Closing Date.

3.2 Closing Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser:

(a) bill of sale substantially in the form of Exhibit A (the “Bill of Sale”) duly executed by Sellers;

(b) assignment and assumption agreement substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”) duly executed by Sellers;

(c) a certified copy of the Sale Order;

(d) copies of all instruments, certificates, documents and other filings (if applicable) necessary to release the Purchased Assets from all Encumbrances, including any applicable UCC termination statements and releases of mortgages, all in a form and substance reasonably satisfactory to Purchaser;

(e) copies of the waivers, consents and approvals for the Assigned Contracts, where such waivers, consents and approvals are required to operate the Business in the ordinary course, all in form and substance reasonably satisfactory to Purchaser;

(f) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of each Seller certifying that the conditions set forth in Section 9.3 have been satisfied;

(g) a copy of the resolutions adopted by the board of directors (or similar governing body) of each Seller evidencing the authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an authorized officer of such Seller;

(h) instrument of assumption and assignment of the Assumed Leases substantially in the form of Exhibit C (the “Assumption and Assignment of Leases”), duly executed by Sellers, in form for recordation with the appropriate public land records, if necessary;

(i) an Intellectual Property Assignment and Assumption Agreement substantially in the form of Exhibit D (the “IP Assignment and Assumption Agreement”), duly executed by Sellers;

(j) possession of each Owned Real Property, together with duly executed deeds for each Owned Real Property conveying the Owned Real Property, existing surveys, legal descriptions and title policies that are in the possession of Sellers, subject only to Permitted Encumbrances;

(k) a quit claim deed conveying all right, title, and interest of Sellers in the Acquired Buildings;

(l) possession of the Purchased Assets and the Business;

(m) certificates duly executed by each Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b)(2)(iv);

(n) such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Purchaser, as Purchaser may reasonably request to vest in Purchaser all of Sellers’ right, title and interest of Sellers in, to or under any or all the Purchased Assets, including all Owned Real Property;

(o) such ordinary and customary documents (including any factually accurate affidavits) as may be required by any title company or title insurance underwriter to enable Purchaser to acquire, at Purchaser’s sole election and Purchaser’s sole cost and expense, one or more owner policies of title insurance issued by such title company covering any or all of the Owned Real Property;

(p) the most recent final Phase I environmental site assessment reports for the Acquired Owned Real Property, the Acquired Buildings and Assumed Leased Real Property, to the extent in existence;

(q) the transition services agreement, substantially in the form of Exhibit E or otherwise in form and substance acceptable to Purchaser (the “Transition Services Agreement”), duly executed by Sellers;

(r) the Company CBAs, as modified, amended or supplemented, in form and substance satisfactory to Purchaser, in its sole discretion; provided, however, that Purchaser shall not be permitted to terminate this Agreement pursuant to Section 3.4 as a result of Sellers’ failure to deliver the Company CBAs;

(s) the Domtar Contract as modified, amended or supplemented, in form and substance satisfactory to Purchaser, in its sole discretion; provided, however, that Purchaser shall not be permitted to terminate this Agreement pursuant to Section 3.4 as a result of Sellers’ failure to deliver the Domtar Contract; and

(t) such other documents as Purchaser may reasonably request that are not inconsistent with the terms of this Agreement and customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

3.3 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to (or at the direction of) the Company:

(a) the Assignment and Assumption Agreement duly executed by Purchaser;

(b) the Assumption and Assignment of Leases duly executed by Purchaser;

(c) the IP Assignment and Assumption Agreement, executed by Purchaser;

(d) satisfactory evidence of payment of the Cure Costs in accordance with Section 1.3(b);

(e) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied;

(f) the Transition Services Agreement duly executed by Purchaser;

(g) a written acknowledgement, in form and substance reasonably satisfactory to Sellers, of the reduction in Sellers’ debt in respect of the Obligations under the DIP Credit Agreement in an amount equal to the Credit Bid; and

(h) all other certificates, agreements and other documents required by this Agreement (or as Sellers may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement) to be delivered by Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement.

3.4 Termination of Agreement. This Agreement may be terminated only in accordance with this Section 3.4. This Agreement may be terminated at any time prior to the Closing, as follows:

(a) by the mutual written consent of the Company and Purchaser;

(b) by written notice of either the Company or Purchaser to such other Party, if the Closing shall not have been consummated prior to May 30, 2018 (the “Outside Date”); provided, however, that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 3.4(b) as a result of Sellers’ failure to deliver the Company CBAs and Domtar Contract under Sections 3.2(r) and 3.2(s) at Closing; provided further, however, that the Outside Date may be extended by the mutual written consent of Company and Purchaser, for a period up to thirty (30) days to the extent that all conditions to Closing set forth in this Agreement are, in the reasonable judgment of Purchaser, capable of being satisfied as of such time; provided further, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 3.4(b) if such Party is in material breach of this Agreement;

(c) by written notice from Purchaser to the Company, if (i) any Seller seeks to have the Bankruptcy Court enter an Order dismissing, or converting into cases under chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under chapter 11 of the Bankruptcy Code and comprising part of the Bankruptcy Cases, or appointing a trustee in the Bankruptcy Cases or appointing a responsible officer or an examiner with enlarged power relating to the operation of the Business (beyond those set forth in Section 1106(a)(3) or (4) of the Bankruptcy Code) under Bankruptcy Code Section 1106(b), or (ii) an order of dismissal, conversion or appointment is entered for any reason and is not reversed or vacated within fourteen (14) days after entry thereof;

(d) by written notice from Purchaser, if (i) the Bidding Procedures Order shall not have been approved by the Bankruptcy Court by the close of business on the date that is twenty-five (25) days after the filing of the Sale and Bidding Procedures Motion, (ii) the Bankruptcy Court issues an order granting leave to any Person to commence an appeal of the Bidding Procedures Order or (iii) following its entry, the Bidding Procedures Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of Purchaser;

(e) by written notice from Purchaser if (i) the Sale Hearing has not taken place on or prior to the date that is eighty (80) days after the filing of the Sale and Bidding Procedures Motion, (ii) the Bankruptcy Court has not entered the Sale Order on or prior to the date that is eighty-two (82) days following the filing of the Sale and Bidding Procedures Motion, or (iii) the Sale Order shall have been stayed (and such stay results in the Closing not being consummated prior to the Outside Date), vacated, modified or supplemented without Purchaser’s prior written consent;

(f) by written notice from Purchaser, if (i) the Sale Order has not become a Final Order within fourteen (14) days after the entry thereof or (ii) following its entry, the Sale Order shall fail to be in full force and effect or shall have been stayed (and such stay results in the Closing not being consummated prior to the Outside Date), vacated, reversed, modified, supplemented or amended in any respect without the prior written consent of Purchaser;

(g) by written notice from Purchaser, if Sellers are in material default (after giving effect to all applicable cure periods) under the DIP Credit Agreement or the Senior DIP Facility, if such notice is delivered while the default remains uncured or unwaived;

(h) by the Company or Purchaser, if there is in effect a Final Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; it being agreed that the Parties will promptly appeal any adverse determination which is not non-appealable and pursue such appeal with reasonable diligence unless and until this Agreement is terminated pursuant to the other provisions of this Section 3.4;

(i) by written notice of either the Company or Purchaser, if Sellers have agreed to enter into an Alternative Transaction;

(j) by written notice of either the Company or Purchaser, if, under Section 363(k) of the Bankruptcy Code, Purchaser is disallowed from credit bidding as set forth in Section 2.1(a)(ii) (or on such other terms as may be agreed by the parties hereto) in payment of the Purchase Price;

(k) automatically upon the consummation of an Alternative Transaction;

(l) by written notice from the Company to Purchaser, if Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Article IX, (ii) cannot be or has not been cured within thirty (30) days following delivery of notice to Purchaser of such breach or failure to perform and (iii) has not been waived by Sellers;

(m) by written notice from Purchaser to the Company, if any Seller materially breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Article IX, (ii) cannot be or has not been cured within thirty (30) days following delivery of notice to the Company of such breach or failure to perform and (iii) has not been waived by Purchaser;

(n) by written notice from Purchaser to the Company, if the Senior Final DIP Order has not been entered by March 29, 2018; or

(o) by written notice from Purchaser to the Company, if (i) the Senior Final DIP Order has not become a Final Order within fourteen (14) days after the entry thereof or (ii) following its entry, the Senior Final DIP Order shall fail to be in full force and effect or shall have been stayed (and such stay results in the Closing not being consummated prior to the Outside Date), vacated, reversed, modified, supplemented or amended in any respect without Purchaser’s prior written consent.

Each condition set forth in this Section 3.4, pursuant to which this Agreement may be terminated shall be considered separate and distinct from each other such condition. If more than one of the termination conditions set forth in this Section 3.4 is applicable, the applicable Party shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated. The Parties acknowledge and agree that no notice of termination or extension of the Outside Date provided pursuant to this Section 3.4 shall become effective until two (2) Business Days after the delivery of such notice to the other Parties, and only if such notice shall not have been withdrawn during such two (2) Business Day period.

3.5 Procedures Upon Termination. In the event of termination and abandonment by Purchaser or Sellers, or both such Parties, pursuant to Section 3.4 hereof, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall be abandoned, without further action by Purchaser or Sellers. If this Agreement is terminated as provided herein, each Party shall return all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same. If (i) this Agreement is terminated pursuant to Sections 3.4(b), 3.4(c), 3.4(d), 3.4(e), 3.4(f), 3.4(g), 3.4(h), 3.4(i), 3.4(j), 3.4(k), 3.4(m), 3.4(n) or 3.4(o) and (ii) Purchaser has complied in all material respects with all obligations required under this Agreement to be performed by it through the date of termination, Sellers shall pay in cash to Purchaser the Expense Reimbursement. Purchaser’s right to receive payment of the Expense Reimbursement from Sellers shall be the sole and exclusive remedy available to Purchaser against Sellers or any of the their respective former, current officers, directors, Affiliates or agents with respect to this Agreement and the transactions contemplated hereby. The Parties expressly agree acknowledge that (i) it would be extremely difficult or impracticable to ascertain the actual damages that would incurred in the event of a termination in the circumstances in which the Expense Reimbursement is payable in accordance with this Agreement and (ii) the Expense Reimbursement is not a penalty, but rather they constitute liquidated damages in a reasonable amount that will compensate Purchaser in the circumstances in which such amounts are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation for the consummation of the transactions contemplated hereby, and (iii) the agreement contained in this Section 3.5, are an integral part of the transactions contemplated by this Agreement, and that without these provisions, the Parties would not enter into this Agreement.

3.6 Effect of Termination. In the event of termination of this Agreement pursuant to Section 3.4, this Agreement shall forthwith become null and void and there shall be no liability on the part of any Party or any of its partners, officers, directors or shareholders; provided, however, that (a) this Section 3.6, Sellers’ obligation to pay the Expense Reimbursement pursuant to Sections 3.5 and 7.1, Article XII and the Bidding Procedures Order (if entered) shall survive any such termination. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law. Each Party acknowledges that the agreements contained in this Section 3.6 and in Section 3.5 are an integral part of the transactions contemplated by this Agreement, that without these agreements such Party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 3.6 and Section 3.5 do not constitute a penalty.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the exceptions noted in the Schedules delivered by Sellers concurrently herewith, Sellers represent and warrant to Purchaser as follows as of the Agreement Date and as of the Closing Date:

4.1 Organization and Qualification. Each Seller is a legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Such Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business (including the Business) as it is now being conducted, subject to the provisions of the Bankruptcy Code. Each Seller has previously delivered to Purchaser true, complete and correct copies of its Organizational Documents, as amended and in effect on the Agreement Date. Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the Business or the nature of its properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

4.2 Authorization of Agreement. Subject to the entry of the Bidding Procedures Order and Sale Order, each Seller has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which it is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of each Seller. This Agreement has been, and at or prior to the Closing, each of the Ancillary Documents to which it is a party will be, duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other Parties, and the entry of the Bidding Procedures Order and Sale Order) this Agreement constitutes, and each Ancillary Document to which it is a party when so executed and delivered (assuming the due authorization, execution and delivery by the other parties thereto) will constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar Laws affecting or relating to enforcement of credit rights generally or general principles of equity. Subject to entry of the Bidding Procedures Order and Sale Order, except (a) as required to comply with the HSR Act, (b) for notices, filings and consents required in connection with the Bankruptcy Cases and (c) for the notices, filings and consents set forth on Schedule 4.2(c), Sellers are not required to give any notice to, make any registration, declaration or filing with or obtain any consent, waiver or approval from, any Person (including any Governmental Body) in connection with the execution and delivery of this Agreement and each of the Ancillary Documents or the consummation or performance of any of the transactions contemplated hereby and thereby, other than such notices, registrations, declarations, filings, consents, waivers, or approvals, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.3 Conflicts; Consents; Compliance with Law.

(a) Except as set forth on Schedule 4.3(a), the execution, delivery and performance by each Seller of this Agreement or any Ancillary Document to which it is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby and the taking by Sellers of any other action contemplated hereby or thereby, do not and will not (with our without notice or the passage of time) contravene, violate or conflict with any term or provision of its respective Organizational Documents.

(b) Except (i) for the entry of the Bidding Procedures Order and Sale Order, (ii) for compliance as may be required with the HSR Act, and (iii) as set forth on Schedule 4.3(b), no filing with, notice to or consent from any Person is required in connection with the execution, delivery and performance by each Seller Subsidiary of this Agreement or the Ancillary Documents to which it is a party, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or the taking by any Seller of any other action contemplated hereby or thereby, other than such filings, notices or consents, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Assets, the Assumed Liabilities or the Business except Rejected Contracts.

(c) Each Seller is in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 4.3(c)(i), neither Seller nor any Subsidiary has received any outstanding written notice from any Governmental Body regarding any actual or possible material violation of, or failure to comply in any material respect with, any Law. Except as set forth on Schedule 4.3(c)(ii), no Seller is subject to, or in default of, any order, writ, injunction, judgment or decree applicable to the Business, the Assumed Liabilities or the Purchased Assets.

4.4 Brokers and Finders. Except as set forth on Schedule 4.4, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement and Purchaser is not or will not become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Sellers.

4.5 Title to Purchased Assets. Other than the Leased Real Property and the personal property subject to the Personal Property Leases and except for Permitted Encumbrances, Sellers have good and valid title to the Purchased Assets and, at the Closing, Purchaser, pursuant to the Sale Order, shall acquire good and marketable title in, and under all of such Purchased Assets, in each case, free and clear of all Encumbrances to the fullest extent permitted under Section 363(f) of the Bankruptcy Code. The Purchased Assets include all of the properties and assets required to operate, in all material respects, the Business in the Ordinary Course of Business. For the sake of clarity, the right to use any assets included in the Purchased Assets in which Sellers have leasehold or non-ownership rights to use shall be assigned to Purchaser only through the assumption and assignment of the Assigned Contracts in accordance with and subject to this Agreement.

4.6 Real Property.

(a) Schedule 4.6(a) contains a list and brief description of all Leased Real Property held or used for, or necessary to the operation of the Business. Sellers have made available true and complete copies of all leases with respect to such Leased Real Property (individually, a “Lease” and collectively, the “Leases”) to Purchaser. Other than as set forth on Schedule 4.6(a), Sellers are not in breach of any material term or in “default” under any Lease and, to Sellers’ Knowledge, no party to any Lease has given Sellers written notice of or made a claim with respect to any breach or default thereunder. To Sellers’ Knowledge, there are no conditions that currently exist or with the passage of time will (i) result in a default or breach of any material term by any party to a Lease or (ii) give rise to the right of the lessor to accelerate the obligations thereunder or modify the terms thereof. To Sellers’ Knowledge, other than as noted on Schedule 4.6(a), none of the Leased Real Property is subject to any sublease or grant to any Person of any right to the use, occupancy or enjoyment of the Leased Real Property or any portion thereof that would materially impair the use of the Leased Real Property in the operation of the Business. To Sellers’ Knowledge, the Leased Real Property is not subject to any Encumbrances (other than Permitted Encumbrances) that were placed on the Leased Real Property through the action or inaction of Sellers and materially impact the Business use of the Leased Real Property. To Sellers’ Knowledge, the Leased Real Property is not subject to any use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use thereof in the Ordinary Course of Business. To Sellers’ Knowledge, there are no pending or threatened condemnation proceedings or other Actions relating to any of the Leased Real Property. To Sellers’ Knowledge, the Leases with respect to the Assumed Leased Real Property will continue to be legal, valid, binding, enforceable and in full force and effect on the same material terms immediately following the consummation of the transactions contemplated hereby.

(b) Schedule 4.6(b) sets forth a true, correct and complete list of all Owned Real Property, specifying the street address, the current owner and the current use of each parcel of Owned Real Property in which any Seller has any title interest and which is related to, used, useful or held for use in the conduct of the Business (the “Owned Real Property”). Except for Permitted Encumbrances, Sellers have good and marketable title in the Owned Real Property set forth on Schedule 4.6(b). To Sellers’ Knowledge, other than as noted on Schedule 4.6(b), none of the Owned Real Property is subject to any lease or grant to any Person of any right to the use, purchase, occupancy or enjoyment of such Owned Real Property or any portion thereof required to conduct the Business. Except for Permitted

Encumbrances, the Owned Real Property is not subject to any Encumbrances or to any use restrictions, exceptions, reservations or limitations, which in any material respect interfere with or impair the present and continued use thereof in the Ordinary Course of Business and in the same manner after the Closing as conducted by Sellers prior to Closing. There are no pending or, to Sellers’ Knowledge, threatened condemnation proceedings or other Actions relating to any of the Owned Real Property. Except for Permitted Encumbrances, the Owned Buildings are not subject to any Encumbrances or to any use restrictions, exceptions, reservations or limitations, which in any material respect interfere with or impair the present and continued use thereof in the Ordinary Course of Business and in the same manner after the Closing as conducted by Sellers prior to Closing.

4.7 Tangible Personal Property. Schedule 4.7 sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used by Sellers or to which any Seller is a party or by which the properties or assets of any Seller are bound, in each case, relating to the Business. Each Seller has a good and valid title to, or a valid and enforceable leasehold interest in (under each such Personal Property Lease under which it is a lessee), all personal property used by such Seller relating to the Business, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

4.8 Intellectual Property. Schedule 4.8(a) sets forth an accurate and complete list of all registered Intellectual Property owned by Sellers and used or held for use in the Business (the “Purchased Intellectual Property”). Except as set forth on Schedule 4.8(b), Sellers own all right, title and interest to, or are valid licensees with respect to, the Purchased Intellectual Property, and, at Closing, will convey the Purchased Intellectual Property to Purchaser free and clear of Encumbrances pursuant to the Sale Order. To the Knowledge of Sellers, (i) no Person is engaging in any activity that infringes, dilutes, misappropriates or violates any Purchased Intellectual Property and (ii) no claim has been asserted to any Seller that the use of any Purchased Intellectual Property or the operation of the Business infringes, dilutes, misappropriates or violates the Intellectual Property of any third party. The Purchased Intellectual Property and the rights under the Assigned Contracts include the rights to use all Intellectual Property required to operate the Business as currently conducted.

4.9 Litigation. Except as set forth on Schedule 4.9 and other than in connection with the Bankruptcy Cases, there is no Action, including appeals and applications for review, in progress, pending or, to Sellers’ Knowledge, threatened against or relating to any Seller, the Purchased Assets, the Assumed Liabilities or the Business or judgment, decree, injunction, deficiency, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any case, might adversely affect the ability of any Seller to enter into this Agreement or to consummate the transactions contemplated hereby or otherwise would, individually or in the aggregate, reasonably be expected to be material to the Purchased Assets, the Assumed Liabilities or the Business, and, to Sellers’ Knowledge, there is no existing ground on which any such Action may be commenced with any reasonable likelihood of success.

4.10 Permits. Except as set forth on Schedule 4.10, Sellers are in compliance in all material respects with the terms of, and, to the extent applicable, have filed timely applications to renew, all material Permits used by Sellers in the Business, all of which are set forth on Schedule 1.1(o), and all such Permits are valid and in full force and effect, and no Action is pending or, to the Knowledge of Sellers, threatened, which seeks to revoke, limit or otherwise affect any such Permit.

4.11 Inventory.

(a) Except as set forth on Schedule 4.11(a), to Sellers’ Knowledge, no Inventory is materially damaged in any significant way, including damage caused by water, except for any such damage which would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Assets, the Assumed Liabilities or the Business.

(b) Except as set forth on Schedule 4.11(b), to Sellers’ Knowledge, the Inventory is not part of a current or past recall.

(c) Except as set forth on Schedule 4.11(c), to Sellers’ Knowledge, the Inventory is in working condition in all material respects, except for those items the value of which has been reduced or written off on the books and records of the Business in the Ordinary Course of Business.

(d) Except as set forth on Schedule 4.11(d), Sellers do not hold any Inventory on consignment.

(e) The consolidated inventory of Sellers set forth in the Financial Statements was stated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto) and presents fairly, in all material respects, the consolidated inventory as of the respective dates thereof.

4.12 Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of all of the following Contracts (each, a “Material Contract” and, collectively, the “Material Contracts”) to which any Seller is party or is otherwise bound relating to the Business:

(i) Contracts (or series of related Contracts) that Sellers reasonably anticipate will involve payment or expenditure of more than $250,000 in any one (1) year period from or including the Closing Date;

(ii) Contracts relating to Indebtedness or to the mortgaging or pledging of, or otherwise placing an Encumbrance on, any of the assets or properties related to the Business (other than Permitted Encumbrances);

(iii) Contracts relating to any interest rate, currency or commodity derivatives or hedging transaction;

(iv) Contract under which it is lessee of or uses, holds or operates any property, real or personal, owned by any other party (including the Leases and the Personal Property Leases), or under which it is lessor or licensor of or permits any third-party to use, hold or operate any property, real or personal, owned or controlled by it in which the amount of payments which the Business is required to make, or is entitled to receive, on an annual basis exceeds $250,000;

(v) Contracts (or series of related Contracts) entered into during the last five (5) years (or under which there are continuing material obligations) relating to the direct or indirect acquisition or disposition of any Person, business or material assets (other than sale of inventory or obsolete or worn-out assets replaced in the Ordinary Course of Business) (whether by merger, stock sale, asset sale or otherwise);

(vi) Contracts that (A) contain covenants that limit the freedom of any Seller or the Business to compete in any line of business with any Person or in any geographic area or (B) contain exclusivity obligations or restrictions binding on any Seller or the Business; and

(vii) Contracts (A) that require payments upon a “change of control” of any Seller or the Business, (B) appointing any agent to act on behalf of the Business or granting any power of attorney by any Seller, (C) with any Governmental Body, (D) that are partnership, joint venture or other similar Contracts involving a share of profits, losses, costs, or liabilities with any other Person, (E) that contain any exclusivity, right refusal or right of first offer obligations or restrictions, or any most favored nations provision, (F) under which the Company has advanced or loaned any other Person (together with any Affiliate thereof) any amounts or (G) that is a Collective Bargaining Agreement or other Contract with any labor union.

(b) The Assigned Contracts include all of the Contracts material to the ownership and/or operation of the Business, except for any Rejected Contracts.

(c) Except as set forth on Schedule 4.12(c)(i), each Material Contract is a valid and binding obligation of each Seller party thereto and, to Sellers’ Knowledge, the other parties thereto, enforceable against each of them in accordance with its terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency or other similar Laws affecting or relating to enforcement of credit rights generally or general principles of equity. Except as set forth on Schedule 4.12(c)(ii), Sellers have not, and, to Sellers’ Knowledge, no other party to any Material Contract has, commenced any action against any of the parties to any Material Contract or given or received any written notice of any default or violation under any Material Contract that has not been withdrawn or dismissed except to the extent any such default or violation will be cured or dismissed as a result of the entry of the Sale Order and the payment of the applicable Cure Costs.

4.13 Tax Returns; Taxes.

(a) All Tax Returns required to have been filed with respect to the Purchased Assets or the Business have been, or will be, duly and timely filed, such Tax Returns are true, correct and complete in all material respects, and copies of such Tax Returns have been delivered to Purchaser (or its representatives) prior to the Agreement Date. Except as set forth on Schedule 4.13(a), no Seller is currently the beneficiary of any extension of time within which to file any Tax Return required to be filed by Sellers with respect to the Purchased Assets or the Business.

(b) All Taxes due and owing by Sellers with respect to the Purchased Assets or the Business (whether or not shown on any Tax Return) have been, or will be, timely paid in full.

(c) No written notice from any Governmental Body of proposed adjustment, deficiency or underpayment of Taxes with respect to Sellers, the Purchased Assets or the Business has been received by any Seller that has not since been satisfied by payment or been withdrawn, and no written notification has been provided by any Governmental Body of an intent to raise such issues. No Seller has waived any statute of limitations or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made with respect to the Purchased Assets or the Business.

(d) Except as set forth on Schedule 4.13(d), no Tax Proceeding has been or is being asserted in writing against any Seller with respect to the Purchased Assets or the Business, nor has any Seller received written notice that a Tax Proceeding or other claim with respect to Taxes relating to Sellers, the Purchased Assets or the Business been threatened or asserted or is otherwise pending. All deficiencies for Taxes asserted or assessed against any Seller in writing with respect to Sellers, the Purchased Assets or the Business have been fully and timely paid or settled.

(e) There are no Encumbrances for Taxes on the Purchased Assets or the Business, other than Permitted Encumbrances. There are no material unpaid Taxes due and owing by Sellers, any Subsidiary of Sellers or by any other Person (including, without limitation, any corporation with which Sellers file or have filed a consolidated combined, or unitary return) that are or could reasonably be expected to become an Encumbrance on the Purchased Assets or otherwise adversely affect the operation of the Business.

(f) Sellers have collected or withheld all amounts required to be collected or withheld by Sellers for all material Taxes or assessments, and all such amounts have been paid to the appropriate Governmental Body or set aside in appropriate accounts for future payment when due.

(g) No Governmental Body has in the last five (5) years made a claim that Sellers, the Purchased Assets, or the Business are or may be subject to taxation by a jurisdiction in which Tax Returns are not filed by, or with respect to, Sellers, the Purchased Assets or the Business, as applicable.

(h) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.445-2.

(i) No Seller is, or has been, a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the code and Treasury Regulations Section 1.6011-4(b).

4.14 Employees; Seller Benefit Plans.

(a) Sellers have provided Purchaser with a true, complete and correct list of the Employees, specifying their position, annual salary, date of hire, target incentive payment opportunity under the QIP (if applicable) and target payment under the Key Employee Retention Plan (if applicable). Sellers are in compliance in all material respects with all Laws relating to the employment of, classification of, and termination of employment of the Employees.

(b) Except as set forth on Schedule 4.14(b), there are no material Actions pending or, to Sellers’ Knowledge, threatened, against any Seller by any Employee, former employee or current or former service provider of any Seller.

(c) Set forth on Schedule 4.14(c) is a true, correct and complete list of each Benefit Plan. As applicable with respect to each Benefit Plan (including each non-U.S. Benefit Plan), Sellers have delivered to Purchaser true and complete copies of (i) each plan document, including all amendments thereto, and in the case of an unwritten plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual report (Form 5500 and all schedules thereto), (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter (vi) the most recent summary annual report, actuarial report, financial statement and trustee report and (vii) any material correspondence with a Governmental Body.

(d) Except as set forth on Schedule 4.14(d), each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

(e) The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA (each, a “Pension Plan”) and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination letters from the IRS to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

(f) Except as set forth on Schedule 4.14(f), no Seller nor any ERISA Affiliate has adopted, maintains, sponsors, contributes to, is required to contribute to, or has any Liability with respect to any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) plan or arrangement subject to Title IV or Section 302 of ERISA, or (iii) plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(g) There are no pending audits or investigations by any Governmental Body involving any Benefit Plan, and no pending or, to the Knowledge of Sellers, threatened claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans (including any non-U.S. Benefit Plans)), Actions involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the Knowledge of Sellers is there any reasonable basis for any such Action.

(h) Except as set forth on Schedule 4.14(h), no Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan.

(i) Sellers’ execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (I) result in any payment or benefit, result in the funding of any payment or benefit, or increase in payments or benefits or acceleration in the timing of payments or benefits becoming due to any current or former employee, director, officer, or independent contractor of any Seller, (II) limit the right to merge, amend or terminate any Benefit Plan (including any non-U.S. Benefit Plan) or (III) result in the payment or provision of an “excess parachute payment” under Section 280G of the Code, whether under a Benefit Plan or otherwise.

(j) Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to Tax under Section 409A of the Code.

(k) The employment of each Employee of Sellers is at-will except as set forth on Schedule 4.14(k). Schedule 4.14(k) sets forth a true, complete and correct list of all written (and includes a summary of all legally binding oral) employment and consulting agreements to which any Seller is a party or by which it is bound. True, complete and correct copies of the agreements or arrangements listed and summarized on Schedule 4.14(k) have been provided or made available to Purchaser, together with all amendments thereto.

4.15 Labor Matters.

(a) Other than as set forth on Schedule 4.15(a), (i) no Seller is a party to any labor or Collective Bargaining Agreement with respect to its Employees, (ii) no Employee of any Seller is represented by any labor organization, (iii) no labor organization or group of Employees of any Seller has made a demand for recognition or request for certification that is pending as of the Agreement Date, nor have there been any such demands or requests in the last three (3) years, and (iv) there are no representation or certification proceedings or petitions seeking a representation election presently pending or, to the Knowledge of Sellers, threatened, to be brought or filed with the National Labor Relations Board or other labor relations tribunal involving any Seller, nor have there been any such proceedings in the last three (3) years.

(b) There are no strikes, lockouts, work stoppages or slowdowns pending or, to the Knowledge of Sellers, threatened against or involving any Seller.

(c) Except as set forth on Schedule 4.15(c), there are no charges, arbitrations, grievances, complaints, proceedings or other Actions pending or, to the Knowledge of Sellers, threatened against any Seller relating to the employment or termination of employment of any individual or group of individuals by any Seller except those which, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Assets, the Assumed Liabilities or the Business.

(d) There are no complaints, charges, administrative proceedings, claims or other Actions against any Seller pending or, to the Knowledge of Sellers, threatened to be brought or filed with any Governmental Body based on or arising out of the employment by any Seller of any Employee, former employee, or current or former service provider, or group thereof, or the termination thereof except those which, individually or in the aggregate would not reasonably be expected to would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Assets, the Assumed Liabilities or the Business.

(e) Sellers have not incurred any liability under the WARN Act or similar Laws of any jurisdiction, which remains unpaid or unsatisfied, nor have Sellers terminated the employment of any employees, separately or as a group, that triggered any obligations under such Laws without giving the notices required thereunder

4.16 Bank Accounts. Schedule 4.16 sets forth a complete list of all bank accounts (including any deposit accounts, securities accounts and any sub-accounts) of Sellers.

4.17 Financial Statements. Sellers have delivered to Purchaser true, correct and complete copies of: (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of, and consolidated statements of comprehensive income (loss), cash flows, redeemable common stock, accumulated deficit and accumulated other comprehensive income for the fiscal year ended December 31, 2016; and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of, and consolidated statements of comprehensive income (loss), cash flows, redeemable common stock, accumulated deficit and accumulated other comprehensive income for, the six (6) month periods ended on July 2, 2017, December 31, 2016 and December 31, 2015 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance GAAP consistently applied in accordance with the Company’s past practice throughout the periods indicated and present fairly, in all material respects, the consolidated financial position of Sellers as of the respective dates thereof and for the periods indicated therein (subject to normal and recurring year-end adjustments and the absence of footnotes).

4.18 WARN Act. Except as set forth on Schedule 4.18, no Seller has, within the ninety (90) days immediately prior to the Closing Date, in whole or in part taken any action or actions which would, independently of the transaction contemplated hereby, result in a plant closing or mass layoff, temporary or otherwise, within the meaning of the WARN Act, or any similar Law.

4.19 Environmental Matters. Except as set forth on Schedule 4.19, (a) with respect to the Business and the Purchased Assets, there is no pending or, to Sellers’ Knowledge, threatened suit, verbal or written notice, investigation, claim, litigation, proceeding or other Action by any Governmental Body or any other Person that could reasonably be expected to result in any material Environmental Liabilities and Obligations, and no Seller is subject to, or in default of, any Order applicable to the Business or the Purchased Assets and issued under or pursuant to any Environmental Law, (b) there has been no Release of Hazardous Materials in connection with the Business, or at, from, on or under the Acquired Owned Real Property, the Assumed Leased Real Property, or the Acquired Buildings that could reasonably be expected to result in any material Environmental Liabilities and Obligations, or require any material Remedial Action pursuant to any Environmental Law, (c) Sellers have obtained and are in compliance with and, to the extent applicable, have filed timely applications to renew, all material Permits that are required pursuant to any Environmental Law for the operation of the Purchased Assets and all such Permits are valid and in full force and effect, and no Action is pending or, to the Knowledge of Sellers, threatened, which seeks to revoke, limit or otherwise affect any such Permit; (d) none of the Sellers has any material financial assurance, escrow, bonding or similar obligation under or pursuant to any Environmental Law, and (e) Sellers have delivered or made available to Purchaser copies of the following non-privileged records in Sellers’ or its representatives’ possession, custody or control: (i) all material Permits issued pursuant to any Environmental Law for the Business or the operation of the Purchased Assets; (ii) all material documents with respect to any pending or threatened material claim, litigation, proceeding or other Action relating to or bearing on the Business or the Purchased Assets and arising under or relating to any Environmental Law, or with respect to any Environmental Liabilities and Obligations; and (iii) all material written environmental reports, audits and assessments (including Phase I environmental site assessment reports) for the Business, the Purchased Assets, Acquired Owned Real Property, the Acquired Buildings, and Assumed Leased Real Property.

4.20 Absence of Changes. Except as set forth on Schedule 4.20 or as reasonably necessary as a result of or in connection with the Bankruptcy Cases, since October 1, 2017, (a) there has not been or occurred any Material Adverse Effect and (b) no Seller is taken any action that, if taken following the Agreement Date, would have violated Section 8.1.

4.21 No Other Representations or Warranties. Except for the representations, warranties and covenants of Sellers expressly contained herein or any certificate delivered hereunder, neither Sellers nor their representatives, nor any other Person, makes any other express or implied warranty (including, without limitation, any implied warranty of merchantability or fitness for a particular purpose) on behalf of Sellers, including, without limitation, (a) the probable success or profitability of ownership, use or operation of the Purchased Assets by Purchaser after the Closing, (b) the probable success or results in connection with the Bankruptcy Court and the Sale Order, (c) the value, use or condition of the Purchased Assets, which are being conveyed hereby on an “As Is”, “Where Is” condition at the Closing Date, without any warranty whatsoever (including, without limitation, any implied warranty of merchantability or fitness for a particular purpose).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to the exceptions noted in the Schedules delivered by Purchaser concurrently herewith, Purchaser represents and warrants to Sellers as follows as of the Agreement Date and as of the Closing Date:

5.1 Organization and Qualification. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business (including the Business) as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

5.2 Authority. Purchaser has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to assume and perform the Assumed Liabilities. The execution and delivery of this Agreement by Purchaser and each of the Ancillary Documents to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, the consummation of the transactions contemplated hereby and thereby, including the assumption and performance of the Assumed Liabilities, have been duly and validly authorized by all necessary actions on the part of Purchaser. This Agreement has been, and at or prior to the Closing, each of the Ancillary Documents to which it is a party will be, duly and validly executed and delivered by Purchaser. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Documents by Sellers and subject to the effectiveness of the Sale Order, this Agreement constitutes, and each Ancillary Document to which Purchaser is a party when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar Laws affecting or relating to enforcement of credit rights generally or general principles of equity.

5.3 Conflicts. Neither the execution and delivery of this Agreement or any other documents contemplated hereby, nor the consummation of the transactions contemplated herein or therein in accordance with the Sale Order, will, to Purchaser’s knowledge, result in a violation or breach of, or constitute a default under, (a) the certificate of incorporation, the bylaws, or other organizational instruments of Purchaser, (b) any term or provision of any material contract or agreement to which Purchaser is party or is otherwise bound or (c) any writ, order, judgment, decree, law, rule, regulation or ordinance applicable to Purchaser.

5.4 Consents. Except (i) as set forth on Schedule 5.4 and (ii) for compliance as may be required with the HSR Act, no consent, waiver, approval, order or authorization of, or registration, qualification, designation or filing with any Person or Governmental Body is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the Ancillary Documents to which it is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the assumption and performance of the Assumed Liabilities or the taking by Purchaser of any other action contemplated hereby or thereby, other than such filings, notices or consents, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement and the Ancillary Documents to which it is a party, or to consummate the transactions contemplated hereby or thereby, including the assumption of the Assumed Liabilities.

5.5 Brokers. Except as set forth on Schedule 5.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and Sellers are not and will not become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Purchaser.

5.6 No Litigation. To Purchaser’s knowledge, there are no material actions, suits, claims, investigations, hearings, or proceedings of any type pending (or, to the knowledge of Purchaser, threatened) instituted against Purchaser challenging the legality of the transactions contemplated in this Agreement (other than with respect to any objection, adversary proceeding or other contested matter which may be filed or otherwise arise in connection with the Bankruptcy Cases).

5.7 Due Diligence.

(a) AS-IS WHERE-IS SALE; DISCLAIMERS; RELEASE. EXCEPT AS OTHERWISE PROVIDED IN ARTICLE IV OR THIS ARTICLE V, IT IS UNDERSTOOD AND AGREED THAT, UNLESS EXPRESSLY STATED HEREIN, SELLERS ARE NOT MAKING AND HAVE NOT AT ANY TIME MADE AND PURCHASER EXPRESSLY DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON THE CLOSING, SELLERS SHALL SELL AND CONVEY TO PURCHASER, AND PURCHASER SHALL ACCEPT, THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS.” PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLERS ARE NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLERS OR THEIR REPRESENTATIVES, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN. PURCHASER ALSO ACKNOWLEDGES THAT THE TOTAL PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PURCHASED ASSETS ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS.”

(c) PURCHASER ACKNOWLEDGES TO SELLERS THAT PURCHASER HAS HAD THE OPPORTUNITY TO CONDUCT AND DID CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PURCHASED ASSETS AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE PURCHASED ASSETS AND ITS ACQUISITION THEREOF. PURCHASER HEREBY ASSUMES THE RISK THAT ADVERSE MATTERS INCLUDING, BUT NOT LIMITED TO, LATENT OR PATENT DEFECTS, ADVERSE PHYSICAL OR OTHER ADVERSE MATTERS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S REVIEW AND INSPECTIONS AND INVESTIGATIONS.

(d) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SUBJECT TO OBTAINING THE SALE ORDER, PURCHASER WAIVES ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH THE VALIDITY AND CONDITION OF THE PURCHASED ASSETS AS OF THE CLOSING, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

ARTICLE VI.

EMPLOYEES

6.1 Employee Matters.

(a) Purchaser shall, or shall cause its designated Affiliate or Affiliates to extend offers of employment to all of Sellers’ employees related to the Purchased Assets as of the Agreement Date who have not been terminated or otherwise left the employ of Sellers prior to the Closing Date. Sellers will make available to Purchaser a correct and complete list of all their current employees as of ten (10) days prior to the Closing Date. Consistent with applicable law, Sellers shall provide Purchaser access to their personnel records and personnel files, and shall provide such other information regarding their employees as Purchaser may reasonably request. All such employees who accept such offers of employment, and commence such employment immediately after the Closing, with Purchaser or its Affiliates are hereinafter referred to as the “Transferred Employees”. Effective as of immediately before the Closing, each Seller shall terminate the employment of its respective employees who have accepted offers of employment with Purchaser or an Affiliate.

(b) Subject to Purchaser’s right to terminate any Transferred Employees, Purchaser shall provide, or shall cause one of its Affiliates to provide, for a period of one (1) year from and after the Closing Date, each Transferred Employee with compensation and benefits (excluding, for this purpose, equity-based compensation, pension, and retiree benefits) that are, in the aggregate, substantially comparable to those provided to such Transferred Employees as of the date of this Agreement; provided, however, that in determining the comparability of compensation and benefits, the ESOP, any defined benefit pension plan of Sellers, the QIP and the Key Employee Retention Plan shall be excluded in determining the compensation and benefits provided to Transferred Employees as of the date of this Agreement. For purposes of eligibility, vesting, and participation (but not benefit accrual) under any Purchaser plans and programs providing employee benefits to Transferred Employees after the Closing Date (the “Post-Closing Plans”), each Transferred Employee shall be credited with his or her years of service with Sellers before the Closing Date to the same extent as such Transferred Employee was entitled, before the Closing Date, to credit for such service under substantially similar Benefit Plans in which such Transferred Employees participated before the Closing Date (such Seller plans, the “Seller Benefit Plans”), except to the extent such credit would result in a duplication of benefits. Notwithstanding the foregoing, Purchaser, or its applicable Affiliate, may permit or require the Transferred Employees to continue to participate in the Assumed Plans. To the extent a Transferred Employee is covered by a Collective Bargaining Agreement following the Closing Date, Purchaser shall provide the benefits contemplated under this Section 6.1(b) in accordance with the applicable Collective Bargaining Agreement.

(c) For purposes of each Post-Closing Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any Transferred Employee, Purchaser shall use commercially reasonable efforts to cause to be waived all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan for such Transferred Employee and his or her covered dependents (unless such exclusions or requirements were applicable under Seller Benefit Plans). In addition, Purchaser shall use reasonable efforts to cause any co-payments, deductible and other eligible expenses incurred by such Transferred Employee and/or his or her covered dependents under any Seller Benefit Plan providing, medical, dental, hospital, pharmaceutical or vision benefits during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Post-Closing Plan in which he or she participates.

(d) Purchaser shall assume and honor all vacation days and other paid-time-off accrued or earned, but not yet taken, by each Transferred Employee as of the Closing Date.

(e) Sellers shall be responsible for the payment of any severance payment or benefits that become due to any current or former employee, officer, director, member, partner or independent contractor as a result of the termination of such individual by any Seller or ERISA Affiliate thereof. Sellers shall be responsible for all legally mandated health care continuation coverage for their, and their Affiliates’, current and former employees (and their qualified beneficiaries) who had or have a loss of coverage due to a “qualifying event” (within the meaning of Section 603 of ERISA) which occurred or occurs on or prior to the Closing Date including, without limitation, any loss of coverage that results directly or indirectly from the transactions contemplated by this Agreement. Purchaser or its Affiliates shall be responsible for any severance benefits for any Transferred Employee who terminates employment with Purchaser or such Affiliate after the Closing Date, to the extent such Transferred Employee is entitled to severance benefits under a Post-Closing Plan or Assigned Contract.

(f) Purchaser shall assume the Benefit Plans, as the case may be, identified by Purchaser and listed on Schedule 6.1(f) (collectively, the “Assumed Plans”). Purchaser shall deliver Schedule 6.1(f) to Sellers at least two (2) days prior to the Closing. Purchaser, on the one hand, and Sellers, on the other, shall take such actions as are necessary and reasonably requested by the other Party to cause Purchaser to assume sponsorship of the Assumed Plans as of the Closing and to effect the transfer of all assets and benefit liabilities of the Assumed Plans together with all related trust, insurance policies and administrative services agreements, effective as soon as practicable following the Closing.

(g) On or before the Closing Date, Purchaser or one of its Affiliates shall have entered into an employment agreement with each of the Key Employees (collectively, the “Employment Contracts”) that shall contain compensation and benefits (excluding, for this purpose, the Key Employee Retention Plan, the QIP, equity-based compensation, pension, ESOP and retiree benefits) that are, in the aggregate, substantially comparable to those provided to such Key Employees as of the date of this Agreement. For clarity, the QIP and the Key Employee Retention Plan shall be Assumed Plans, and Purchaser shall observe the terms of such plans, but Purchaser shall not be obligated to provide similar plans or provide compensation and benefits comparable to such plans following the expiration of such plans.

(h) Notwithstanding any provision to the contrary herein, on and following the Closing Date, Purchaser shall provide an incentive plan and retiree and other benefits (including the 401(k) Plans) to the Transferred Employees acceptable to the Purchaser in its sole discretion.

(i) On and following the Agreement Date, Sellers and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.1, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverage, and in obtaining any governmental approvals required hereunder, except as would result in the violation of any applicable Law, including without limitation, any Law relating to the safeguarding of data privacy.

(j) The provisions of this Section 6.1 are for the sole benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of Purchaser or Sellers to amend, modify or terminate any such employee benefit plan. In addition, nothing contained herein shall be construed to (i) prohibit any amendments to or termination of any employee benefit plans or (ii) prohibit the termination or change in terms of employment of any employee (including any Transferred Employee) as permitted under applicable law. Nothing herein, expressed or implied, shall confer upon any employee (including any Transferred Employee) any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of any provision of this Agreement.

ARTICLE VII.

BANKRUPTCY COURT MATTERS

7.1 Approval of Expense Reimbursement and Overbid Protection. Subject to the entry of the Bidding Procedures Order, in consideration for Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation hereof and the identification and quantification of assets of Sellers, Sellers shall pay in cash to Purchaser promptly upon the effective date of termination of this Agreement in accordance with, and only to the extent provided in, the provisions of

Section 3.5, the Expense Reimbursement. In addition, the Bidding Procedures Order shall provide for an initial overbid protection in the amount of Five Hundred Thousand Dollars ($500,000) over and above the aggregate of the Purchase Price and the Expense Reimbursement, and minimum bid increments thereafter of Five Hundred Thousand Dollars ($500,000) (the “Overbid Protection”). The obligations of Sellers to pay the Expense Reimbursement (i) shall be entitled to super-priority administrative expense claim status under Sections 503 and 507 of the Bankruptcy Code, (ii) shall not be subordinate to any other administrative expense claim against Sellers, and (iii) shall survive the termination of this Agreement in accordance with Section 3.6. The Bidding Procedures Order shall approve the Expense Reimbursement as set forth in this Agreement.

7.2 Competing Bid and Other Matters.

(a) Within two (2) Business Days following the Agreement Date, Sellers shall file with the Bankruptcy Court an application or motion seeking entry of (i) the Bidding Procedures Order, which shall, among other things, approve the payment of the Expense Reimbursement on the terms set forth herein and (ii) the Sale Order (the “Sale and Bidding Procedures Motion”). Such application or motion and all exhibits thereto shall be in form and substance acceptable to Purchaser, in its sole discretion.

(b) This Agreement and the transactions contemplated hereby are subject to Sellers’ right and ability to consider higher or better competing bids with respect to the Business and a material portion of the Purchased Assets pursuant to the Bidding Procedures Order (each a “Competing Bid”).

(c) If an Auction is conducted, and Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Prevailing Bidder”), Purchaser shall, if its bid is determined to be the next highest bid serve as a back-up bidder (the “Back-up Bidder”) and keep Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until the earlier of (i) 5:00 p.m. (prevailing Eastern time) on May 31, 2018 (the “Outside Back-up Date”) or (ii) the date of closing of an Alternative Transaction with the Prevailing Bidder.

(d) Sellers shall promptly serve true and correct copies of the Sale and Bidding Procedures Motion and all related pleadings in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules for the United States Bankruptcy Court for the District of Delaware and any other applicable order of the Bankruptcy Court.

7.3 Sale Order. The Sale Order shall be entered by the Bankruptcy Court. The Sale Order shall, among other things, (i) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (A) the execution, delivery and performance by Sellers of this Agreement, (B) the sale of the Purchased Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (C) the performance by Sellers of their respective obligations under this Agreement; (ii) authorize and empower Sellers to assume and assign to Purchaser the Assigned Contracts; and (iii) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, not a successor to any Sellers and grant Purchaser the protections of Section 363(m) of the Bankruptcy Code. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (a) demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code, and (b) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code.

7.4 Contracts. Sellers shall serve on all non-Seller counterparties to all of their Contracts a notice specifically stating that Sellers are or may be seeking the assumption and assignment of such Contracts and shall notify such non-Seller counterparties of the deadline for objecting to the Cure Costs or any other aspect of the proposed assumption and assignment of their Contracts to Purchaser.

7.5 Bankruptcy Filings. From and after the Agreement Date and until the Closing Date, Sellers shall deliver to Purchaser drafts of any and all material pleadings, motions, notices, statements, schedules, applications, reports and other papers to be filed or submitted in connection with this Agreement for Purchaser’s prior review and comment at least two (2) business days prior to the filing or submission thereof (to the extent reasonably practicable, and otherwise, as far in advance of such filing or submission as reasonably practicable), and such filings shall be acceptable to Purchaser, in its sole discretion, to the extent they relate to the Purchased Assets, any Assumed Liabilities or any of Sellers’ or Purchaser’s obligations hereunder. Sellers agree to diligently prosecute the entry of the Bidding Procedures Order and the Sale Order. In the event the entry of the Bidding Procedures Order or the Sale Order shall be appealed, Sellers shall use their best efforts to defend such appeal. Sellers shall comply with all notice requirements (i) of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure, or (ii) imposed by the Sale Order, in each case, in connection with any pleading, notice or motion to be filed in connection herewith.

7.6 Sale Free and Clear. Sellers acknowledge and agree, and the Sale Order shall provide that, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, Liabilities and Encumbrances of, against or created by Sellers or their bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Purchased Assets. On the Closing Date, the Purchased Assets shall be transferred to Purchaser free and clear of all obligations, Liabilities and Encumbrances, other than Permitted Encumbrances and the Assumed Liabilities to the fullest extent permitted by Section 363 of the Bankruptcy Code.

ARTICLE VIII.

COVENANTS AND AGREEMENTS

8.1 Conduct of Business of Sellers. During the Pre-Closing Period, Sellers shall use commercially reasonable efforts, except as otherwise required, authorized or restricted pursuant to the Bankruptcy Code or an Order of the Bankruptcy Court, (x) to operate the Business in the Ordinary Course of Business and (y) to (A) preserve intact their respective business organizations, (B) maintain the Business and the Purchased Assets (normal wear and tear excepted), (C) keep available the services of their respective officers and Employees, (D) maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, vendors and others having business relationships with Sellers in connection with the operation of the Business (other than payment of pre-petition claims), (E) pay all of their respective post-petition obligations in the Ordinary Course of Business and (F) continue to operate the Business and Purchased Assets in all material respects in compliance with all Laws applicable to the Business and Sellers. Without limiting the generality of the foregoing, and except (i) as otherwise expressly provided in or contemplated by this Agreement or (ii) required, authorized or restricted pursuant to the Bankruptcy Code or an Order of the Bankruptcy Court, on or prior to the Closing Date, Sellers may not, without the prior written consent of Purchaser, take any of the following actions with respect to the Business or the Purchased Assets:

(a) other than as set forth in Schedule 8.1(a) or as required by law, (i) modify in any manner the compensation of any of the Employees or officers, or accelerate the payment of any such compensation (other than such that the liability associated with such modification is excluded from the Assumed Liabilities), (ii) grant any (A) bonuses, whether monetary or otherwise, (B) except in the Ordinary Course of Business and consistent with cost of living increases, increase wages or salary or (C) increase other compensation or material benefits, in any case, in respect of any current or former employee, independent contractor, director or officer of Sellers;

(b) other than as set forth in Schedule 8.1(b), engage any new Employee other than in the Ordinary Course of Business; provided, however, that Sellers shall not engage any new Employee whose aggregate total compensation exceeds $100,000;

(c) except as set forth in Schedule 8.1(c), remove or permit to be removed from any building, facility, or real property any asset, equipment, machinery or any Inventory (other than in connection with the sale of Inventory in the Ordinary Course of Business and the sale of fixtures, equipment and related assets in connection with the closing of facilities with a value not to exceed $200,000);

(d) except as set forth in Schedule 8.1(d), sell, lease or otherwise dispose of, mortgage, hypothecate or otherwise encumber any asset (other than sales of Inventory in the Ordinary Course of Business and other than any liens provided for in the Original DIP Order or the Senior Final DIP Order);

(e) except as set forth in Schedule 8.1(e), and except in accordance with the DIP Budget, enter into, amend, terminate or renew any Material Contract or any other Contract which would result in an obligation of any Seller in excess of $250,000;

(f) amend or modify the DIP Credit Agreement or the Senior DIP Facility;

(g) make any capital expenditures except in accordance with the DIP Budget;

(h) incur any Indebtedness;

(i) fail to use commercially reasonable efforts to renew and maintain the validity of Sellers’ rights in, to or under any Intellectual Property;

(j) fail to use commercially reasonable efforts to renew and maintain all material Permits of Sellers used in the operation of the Business or the Purchased Assets;

(k) (i) make any unusual or extraordinary efforts to collect any outstanding Accounts Receivable or intercompany obligation, liability or Indebtedness, give any discounts or concessions for early payment of such accounts receivable or intercompany obligation, liability or Indebtedness, other than discounts given by the Business in the Ordinary Course of Business or (ii) make any sales of, or, other than liens provided for in the Original DIP Order or the Senior Final DIP Order, convey any interest in, any accounts receivable or intercompany obligation, liability or Indebtedness to any third party;

(l) make any change in their method of accounting, except in accordance with GAAP;

(m) fail to maintain any insurance policy in effect on the Agreement Date or amend any such policy (other than extensions, replacements or amendments thereof in the Ordinary Course of Business);

(n) accelerate the payment or funding of any obligation, Liability or Indebtedness of any Seller;

(o) file any Tax Return (other than consistent with past practice and applicable Law) or make, change or rescind any Tax election or file any amended Tax Return or change its fiscal year or financial or Tax accounting methods, policies or practices or settle any Tax Liability or enter into any agreement with respect to Taxes, in each case, to the extent such action could result in any Liability to, or have any adverse effect on, the Purchased Assets or the Business, or subject Purchaser or any of its Affiliates to any Tax liability;

(p) except as set forth in Schedule 8.1(p), establish, enter into, terminate, adopt or amend any Benefit Plan (other than amendments required by Law or to maintain the tax qualified status of any Benefit Plan under Section 401(a) of the Code), or any other plan, trust, policy, agreement, program or arrangement for the benefit of any current or former employees or other service providers, including but not limited to, any change in control or severance agreement or Collective Bargaining Agreement;

(q) loan to, or entry into any other transaction with, any employee, officer, director or independent contractor, or amend the terms of an existing loan or transaction with any such person;

(r) settle or agree to settle any pending or threatened litigation, except to the extent that such settlement is either (i) pursuant to an insured claim or (ii) less than $50,000 in value;

(s) sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any lien on any Purchased Assets, whether now existing or hereafter transferred hereunder, or any interest, therein, and Sellers will not sell, pledge, assign or suffer to exist any lien on its interest in the Purchased Assets (and Sellers will promptly notify Purchaser of the existence of any lien on any Purchased Assets and Sellers shall defend the right, title and interest of Purchaser in, to and under the Purchased Assets against all claims of third parties);

(t) consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, or sell, assign or license with or without recourse any Purchased Asset or any interest therein; or

(u) agree, whether in writing or otherwise, to do any of the foregoing.

8.2 Access to Information. Sellers agree that, during the Pre-Closing Period, Purchaser shall be entitled, through its officers, employees, legal counsel, accountants and other authorized representatives, agents and contractors (“Representatives”), to have such reasonable access to and make such reasonable investigation and examination of the books and records, properties, businesses, assets, Employees, accountants, auditors, counsel and operations of Sellers as Purchaser’s Representatives may reasonably request. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances. Each Seller shall use commercially reasonable efforts to cause its Representatives to reasonably cooperate with Purchaser and Purchaser’s Representatives in connection with such investigations and examinations, and Purchaser shall, and use its commercially reasonable efforts to cause its Representatives to, reasonably cooperate with Sellers and their respective Representatives, and shall use its commercially reasonable efforts to minimize any disruption to the Business.

8.3 Assignability of Certain Contracts. To the extent that the assignment to Purchaser of any Assigned Contract pursuant to this Agreement is not permitted without the consent of a third party and such restriction cannot be effectively overridden or canceled by the Sale Order or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign such Contract or any right or interest therein unless and until such consent is obtained; provided, however, that the Parties will use their commercially reasonable efforts, before the Closing, to obtain all such consents; provided, further, that if any such consents are not obtained prior to the Closing Date, Sellers and Purchaser will reasonably cooperate with each other in any lawful and feasible arrangement designed to provide Purchaser with the benefits and obligations of any such Contract and Purchaser shall be responsible for performing all obligations under such Contract required to be performed by Sellers on or after the Closing Date to the extent set forth in this Agreement.

8.4 Rejected Contracts. Sellers shall not reject or seek to reject any Assigned Contract in any bankruptcy proceeding following the Agreement Date without the prior written consent of Purchaser, which Purchaser may withhold, condition or delay, in its sole discretion.

8.5 Reasonable Efforts; Cooperation.

(a) Subject to the other provisions hereof, each Party shall use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and shall cooperate in a commercially reasonable manner with each other Party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder.

(b) In the event that any of the Parties to this Agreement discovers a Contract related to the Business, the Purchased Assets or the Assumed Liabilities during the period from and after the Agreement Date, and such Contract (i) was unknown as of the Agreement Date, (ii) is a Contract that Purchaser wishes to assume the rights and obligations of and (iii) such Contract would not be deemed a Rejected Contract by Sellers, Purchaser and Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Purchaser to assume the rights and obligations under such Contract.

(c) The obligations of Sellers pursuant to this Section 8.5 shall be subject to any orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Cases), and each of Seller’ obligations as a debtor-in-possession to comply with any order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and Sellers’ duty to seek and obtain the highest or otherwise best price for the Business as required by the Bankruptcy Code.

(d) Subject to Section 8.5(e), as soon as reasonably practicable (and, in any event, within five (5) Business Days) following entry of the Bidding Procedures Order, Sellers, on the one hand, and Purchaser, on the other hand, shall each prepare and file, or cause to be prepared and filed, any notifications required to be filed under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and request early termination of the waiting period under the HSR Act. Purchaser, on the one hand, and Sellers, on the other hand, shall promptly respond to any requests for additional information or documentary materials in connection with such filings and shall take all other actions necessary to cause the waiting periods under the HSR Act to terminate or expire at the earliest practicable date after the date of filing. Purchaser shall be responsible for payment of the applicable filing fee under the HSR Act, and each Party shall be responsible for payment of its own respective costs and expenses (including attorneys’ fees and other legal fees and expenses) associated with the preparation of its portion of any antitrust filings.

(e) Sellers, on the one hand, and Purchaser, on the other hand, (i) shall promptly inform each other of any communication from any Governmental Body concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other to review in advance, with a reasonable opportunity for comment thereon, any proposed written or material oral communication or information submitted to any such Governmental Body in response thereto. In addition, none of the Parties shall agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, unless prohibited by any such Governmental Body, gives the other Parties the opportunity to attend and participate thereat, in each case, to the maximum extent practicable. Subject to restrictions under any Law, each of Purchaser, on the one hand, and Sellers, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Body or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine or which refer to valuation of the Business) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Body in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.

8.6 Further Assurances. Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement. After the Closing, each Seller shall promptly transfer or deliver to Purchaser cash, checks (which shall be properly endorsed) or other property that such Seller may receive in respect of any deposit, prepaid expense, receivable or other item that constitutes part of the Purchased Assets or relates to the Assumed Liabilities.

8.7 Notification of Certain Matters. Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Sellers, of (a) any notice or other communication from any Person alleging that the consent of such Person, which is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Documents, is not likely to be obtained prior to Closing, (b) any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the approval of the Bankruptcy Court and (c) the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Sellers or Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

8.8 Confidentiality.

(a) Purchaser acknowledges that the confidential information provided to them in connection with this Agreement, including under Section 8.2, and the consummation of the transactions contemplated hereby, is subject to Section 9.17 “Confidentiality” of the Credit Agreement.

(b) Following the completion of the Auction, Sellers agree to maintain, unless disclosure is required by applicable Law, the confidentiality of any confidential information regarding the Business which is in Sellers’ possession or of which Sellers are aware. Sellers hereby further agree, unless disclosure is required by applicable Law, to take all commercially reasonable steps to safeguard such confidential information and to protect it against disclosure, misuse, loss and theft. In furtherance and not in limitation of the foregoing, Sellers shall not, unless required by applicable Law, disclose to any

Person (a) any confidential information regarding the Business, provided that confidential information shall not include information that becomes generally available to the public other than as a result of the breach of this Section 8.8(b) or information not otherwise known by Sellers that becomes available to any Seller from a Person other than Purchaser not subject to an obligation of confidentiality to Purchaser or the Business, or (b) any of the discussions or negotiations conducted with Purchaser in connection with this Agreement, provided that Sellers shall be entitled to disclose (i) any information required to be disclosed by Sellers to the Bankruptcy Court, the United States Trustee, parties in interest in the Bankruptcy Cases, or other Persons bidding on assets of Sellers, (ii) any information required to be disclosed by Sellers pursuant to any applicable Law (including, without limitation, the Bankruptcy Code), legal proceeding or Governmental Body, or (iii) any information to Sellers’ counsel and financial advisor on a need-to-know basis; provided that, in each case, such disclosure shall be limited to the information that is so required to be disclosed and the Person(s) to whom such disclosure is required. Notwithstanding anything in this Section 8.8 to the contrary, unless disclosure is required by applicable Law, the confidentiality of any trade secrets of the Business shall be maintained for so long as such trade secrets continue to be entitled to protection as trade secrets of the Business.

8.9 Preservation of Records. Sellers (or any subsequently appointed bankruptcy estate representative, including, but not limited to, a trustee, a creditor trustee or a plan administrator) and Purchaser agree that each of them shall preserve and keep the books and records held by it relating to the pre-Closing Business for a period of commencing on the Agreement Date and ending at such date on which an orderly wind-down of Sellers’ operations has occurred in the reasonable judgment of Purchaser and Sellers and shall make such books and records available to the other Parties (and permit such other Party to make extracts and copies of such books and records at its own expense) as may be reasonably required by such Party in connection with, among other things, any insurance claims by, legal proceedings or Tax audits against or governmental investigations of Sellers or Purchaser or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby; provided that Sellers shall not be required to make available to Purchaser any Consolidated Tax Return. In the event that Sellers, on the one hand, or Purchaser, on the other hand, wish to destroy such records during such three (3) month period, such Party shall first give twenty (20) days’ prior written notice to the other and such other Party shall have the right at its option and expense, upon prior written notice given to such Party within that twenty (20) day period, to take possession of the records within thirty (30) days after the date of such notice.

8.10 Publicity. Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser lists securities; provided that the party intending to make such release shall use its best efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.11 Material Adverse Effect. Sellers shall promptly inform Purchaser in writing of the occurrence of any event that has had, or is reasonably expected to have, a Material Adverse Effect or otherwise cause the failure of any of Purchaser’s conditions to Closing set forth in Article IX.

8.12 Casualty Loss. Notwithstanding any provision of this Agreement to the contrary, if, before the Closing, all or any portion of the Purchased Assets is (a) condemned or taken by eminent domain, or (b) is damaged or destroyed by fire, flood or other casualty, Sellers shall promptly notify Purchaser promptly in writing of such fact, (i) in the case of condemnation or taking, Sellers shall promptly assign or pay, as the case may be, any proceeds thereof to Purchaser at the Closing, and (ii) in the case of fire, flood or other casualty, Sellers shall promptly assign the insurance proceeds therefrom to Purchaser at Closing. Notwithstanding the foregoing, the provisions of this Section 8.12 shall not in any way modify Purchaser’s other rights under this Agreement, including any applicable right to terminate the Agreement if any condemnation, taking, damage or other destruction resulted in a Material Adverse Effect or otherwise cause the failure of any of Purchaser’s conditions to Closing set forth in Article IX.

8.13 No Successor Liability. The Parties intend that, to the fullest extent permitted by Law (including under Section 363 of the Bankruptcy Code), upon the Closing, Purchaser shall not be deemed to: (i) be the successor of Sellers, (ii) have, de facto, or otherwise, merged with or into Sellers, (iii) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers or (iv) be liable for any acts or omissions of Sellers in the conduct of the Business or arising under or related to the Purchased Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties intend that Purchaser shall not be liable for any Encumbrance (other than Assumed Liabilities and Permitted Encumbrances) against Sellers or any of Sellers predecessors or Affiliates, and Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Purchased Assets or any Liabilities of Sellers arising prior to the Closing Date. The Parties agree that the provisions substantially in the form of this Section 8.13 shall be reflected in the Sale Order.

8.14 Change of Name. Promptly following the Closing, each Seller shall, and shall cause its direct and indirect Subsidiaries to, discontinue the use of its current name (and any other trade names or “d/b/a” names currently utilized by each Seller or its direct or indirect Subsidiaries) and shall not subsequently change its name to or otherwise use or employ any name which includes the words “Appvion” and the other names listed on Schedule 8.14 hereto without the prior written consent of Purchaser, and each Seller shall cause the names of Sellers in the caption of the Bankruptcy Cases to be changed to the new names of each Seller as provided in the last sentence of this Section 8.14; provided, however, that Sellers and their Subsidiaries may continue to use their current names (and any other names or DBA’s currently utilized by such Seller or Subsidiary) included on any business cards, stationery and other similar materials following the Closing for a period of up to one hundred and eighty (180) days solely for purposes of winding down the affairs of each Seller; provided that when utilizing such materials, other than in incidental respects, Seller and each of its direct and indirect Subsidiaries shall use commercially reasonable efforts to indicate its new name and reference its current name (and any other trade names or “d/b/a” names currently utilized by each).

8.15 Notice of Changes.

(a) Each Party shall promptly advise the other in writing of any matter hereafter arising or events or conditions arising during the Pre-Closing Period, which, if existing or known at the Agreement Date and not set forth on the Schedules, would have constituted a breach of or inaccuracy in a representation made by such Party (such information and additional schedules collectively being called the “Updating Information”).

(b) Notwithstanding anything to the contrary contained herein, Purchaser shall be entitled to remove and leave behind with Seller, in its sole discretion, any asset of the Business that would constitute a Purchased Asset (and associated liabilities therewith) so long as no reduction in Purchase Price is made as a result of such removal. Purchaser shall deliver notice to Sellers of any such removal promptly after making such determination, but in any event, at least two (2) Business Days prior to Closing Date. In addition, Purchaser and Sellers shall have the right to modify the Schedules attached hereto to their mutual satisfaction until the date of the Auction or such later date as provided in this Agreement or to which the parties may otherwise agree.

ARTICLE IX.

CONDITIONS TO CLOSING

9.1 Conditions Precedent to the Obligations of Purchaser and Sellers. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by each Seller and Purchaser) on or prior to the Closing Date, of each of the following conditions:

(a) there shall not be in effect any order, writ, injunction, judgment or decree entered by a Governmental Body of competent jurisdiction, or any Law preventing, enjoining, restraining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Documents;

(b) the Bankruptcy Court shall have entered the Bidding Procedures Order, Sale Order (as provided in Article VII) and the Senior Final DIP Order, and such orders shall not have been reversed, modified, amended or stayed; and

(c) all waiting periods (including any extension thereof) applicable to the purchase and sale of the Purchased Assets under the HSR Act or under any other applicable antitrust or competition Law shall have expired or been terminated.

9.2 Conditions Precedent to the Obligations of Seller. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Sellers in their sole discretion:

(a) the representations and warranties made by Purchaser in this Agreement or in any Ancillary Document shall be true and correct in all material respects (without giving effect to any materiality or similar qualification contained therein), in each case, as of the Agreement Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser’s ability to consummate the transactions contemplated hereby;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and

(c) Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 3.3.

9.3 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Purchaser, in its sole discretion:

(a) Sellers shall have delivered to Purchaser (i) a certified copy of the Sale Order (which shall contain the terms described in Section 7.3) and (ii) copies of all affidavits of service of the Sale Motion or notice of such motion filed by or on behalf of Sellers (which service shall comply with Section 7.2(d));

(b) the representations and warranties made by Sellers in this Agreement or in any Ancillary Document shall be true and correct in all material respects (provided that any such representation or warranty that is subject to any materiality, Material Adverse Effect or similar qualification shall be true and correct in all respects after giving effect to any such qualification), in each case, as of the Agreement Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date);

(c) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(d) each consent, approval, assignment or waiver of any third party identified on Schedule 9.3(d) shall, in each case, (i) have been obtained and delivered to Purchaser, (ii) be in form and substance reasonably satisfactory to Purchaser, (iii) not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) be in full force and effect;

(e) Sellers shall have delivered, or caused to be delivered, to Purchaser, all of the items set forth in Section 3.2;

(f) any Permits necessary for the Company to perform its obligations under this Agreement and to consummate the transactions contemplated herein and necessary to operate the Business shall have been transferred to Purchaser (to the extent transferrable) or obtained on behalf of Purchaser;

(g) all consents, approvals and actions of, and filings with any Governmental Body necessary to permit the Company to perform their obligations under this Agreement and to consummate the transactions contemplated herein shall have been duly obtained, made or given;

(h) the Company CBAs shall have been modified, amended or supplemented in form and substance satisfactory to Purchaser, in its sole discretion; provided, however, that Purchaser shall not be permitted to terminate this Agreement pursuant to Section 3.4 as a result of failure to modified, amended or supplemented the Company CBAs in form and substance satisfactory to Purchaser, in its sole discretion;

(i) Sellers shall have complied with the sale process set forth in the Bidding Procedures Order; and

(j) since the Agreement Date, there shall not have been a Material Adverse Effect.

ARTICLE X.

ADDITIONAL DEFINITIONS

10.1 Definitions. As used herein:

“401(k) Plans” means the employer match and the employee contribution for retirement savings plan sponsored by the Seller.

“Accounts Receivable” shall have the meaning set forth in Section 1.1(c).

“Acquired Avoidance Actions” shall have the meaning set forth in Section 1.1(z).

“Acquired Buildings” shall have the meaning set forth in Section 1.1(f).

“Acquired Owned Real Property” shall have the meaning set forth in Section 1.1(e).

“Acquired Subsidiaries” shall have the meaning set forth in Section 1.1(a).

“Action” means any action, claim, complaint, grievance, summons, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation or other legal dispute, at law or in equity, by or before any Governmental Body.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise or (b) an officer, director, or any Person that has the power, directly or indirectly, to vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person.

“Agreement” shall have the meaning set forth in the preamble.

“Agreement Date” shall have the meaning set forth in the preamble.

“Allocation” shall have the meaning set forth in Section 11.2.

“Alternative Transaction” means (a) the approval by the Bankruptcy Court of a sale or sales of all or any portion of the Purchased Assets to a Person other than Purchaser, or (b) the filing of a plan of reorganization that does not contemplate the sale of the Purchased Assets to Purchaser in accordance with the terms hereof.

“Ancillary Documents” means any certificate, agreement, document or other instrument (other than this Agreement) to be executed and delivered by a Party in connection with the consummation of the transactions contemplated this Agreement.

“Arbitrating Accountant” means (a) a nationally recognized certified public accounting firm jointly selected by Purchaser and the Company that is not then engaged to perform accounting, tax or auditing services for the Company or Purchaser or (b) if the Company and Purchaser are unable to agree on an accountant, then a nationally recognized certified public accounting firm jointly selected by the Company’s accounting firm and Purchaser’s accounting firm.

“Assigned Contracts” shall have the meaning set forth in Section 1.1(b).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(b).

“Assumed Leased Real Property” shall have the meaning set forth in Section 1.1(g).

“Assumed Liabilities” shall have the meaning set forth in Section 1.3.

“Assumed Plans” shall have the meaning set forth in Section 6.1(f).

“Assumption and Assignment of Leases” shall have the meaning set forth in Section 3.2(h).

“Auction” has that meaning ascribed to such term by the Bidding Procedures Order.

“Avoidance Actions” shall have the meaning set forth in Section 1.1(z).

“Back-up Bidder” shall have the meaning set forth in Section 7.2(c).

“Bankruptcy Cases” shall have the meaning set forth in the Recitals.

“Bankruptcy Code” shall have the meaning set forth in the Recitals.

“Bankruptcy Court” shall have the meaning set forth in the Recitals.

“Bankruptcy Rules” shall have the meaning set forth in the Recitals.

“Benefit Plan” means (a) all “employee benefit plans” (including, without limitation, as defined in Section 3(3) of ERISA), including all employee benefit plans which are “pension plans” (including, without limitation, as defined in Section 3(2) of ERISA) and any other employee benefit arrangements or payroll practices (including severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life, insurance, fringe benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, stock purchase, equity-based, stock option, stock appreciation rights, restricted stock and phantom stock arrangements or policies) and (b) all other employment, termination, bonus, severance, change in control, collective bargaining or other similar plans, programs, policies, contracts, or arrangements (whether written or unwritten), in each case, adopted, sponsored by, entered into, maintained, contributed to, or required to be contributed to by any Seller or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of any Seller, under or with respect to which any Seller or ERISA Affiliate has any Liability.

“Bidding Procedures Order” means an order substantially in the form attached hereto as Exhibit F and otherwise in form and substance satisfactory to Sellers and Purchaser, each in their sole discretion.

“Bill of Sale” shall have the meaning set forth in Section 3.2(a).

“Business” shall have the meaning set forth in the Section 1.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

“Cash and Cash Equivalents” means all of Sellers’ cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held (but specifically excluding any cash payable by Purchaser to Sellers pursuant to this Agreement).

“Chapter 11 Petition” shall have the meaning set forth in the Recitals.

“Claim” has the meaning given that term in Section 101(5) of the Bankruptcy Code and includes, inter alia, all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment right, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as the same may be amended from time to time.

“Collective Bargaining Agreement” means any Contract with a labor union, works council, labor organization, or any other Person representing or purporting to represent Employees.

“Company” shall have the meaning set forth in the preamble.

“Competing Bid” shall have the meaning set forth in Section 7.2(b).

“Company CBAs” means (i) Collective Bargaining Agreement dated as of April 30, 2015 entered into by and between Appvion, Inc. and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial Union Local 2-0469; (ii) Collective Bargaining Agreement dated as of March 23, 2015 entered into by and between Appvion, Inc. and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial Union Local 10-422; and (iii) Collective Bargaining Agreement dated as of April 1, 2015 entered into by and between Appvion, Inc. and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial Union Local 266.

“Consolidated Tax Return” means any Tax Return filed on a consolidated, combined, unitary, aggregate or similar basis with another Person that owns, directly or indirectly, equity interests in Sellers.

“Contract” means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, sublease, license, understanding, instrument or other agreement, arrangement or commitment, whether express or implied.

“Credit Agreement” means that certain credit agreement dated as of June 28, 2013, by and among Appvion, Inc., the guarantors named therein, the lenders and issuing banks party thereto, Jefferies Finance LLC, as administrative agent, Fifth Third Bank, as revolver agent, and KeyBank National Association, as documentation agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Credit Bid” shall have the meaning set forth in Section 2.1(a).

“Cure Costs” shall have the meaning set forth in Section 1.3(b).

“Debtors” means Appvion, Inc., Paperweight Development Corp., PDC Capital Corporation, Appvion Receivables Funding I LLC, and APVN Holdings LLC.

“Designated Purchaser” shall have the meaning set forth in Section 12.8.

“DIP Budget” means the pro forma budget delivered to Purchaser specifying Sellers’ operating budget as debtor-in-possession, in the form attached hereto as Exhibit G with any modifications thereto subject to Purchaser’s prior written consent.

“DIP Credit Agreement” means that certain Superpriority Senior Debtor-In-Possession Credit Agreement, dated as of October 2, 2017 (as amended, supplemented or otherwise modified from time to time), among the Borrower, Paperweight Development Corp., Wilmington Trust, National Association, as administrative agent, PJT Partners LP as sole lead arranger, and the Lenders (as defined therein) from time to time parties thereto.

“DIP Financing Agreements” means the DIP Credit Agreement, any amendments to the DIP Credit Agreement, the Security Documents, the Notes, the Fee Letter, the Funding Authorization Letter, the Budget, the Borrowing Base Reports (each as defined in the DIP Credit Agreement), and any other document or certificate executed by any of the Loan Parties (as defined in the DIP Credit Agreement) in connection with any of the foregoing, together with the Original DIP Order.

“DIP NM Term Loan Obligations” shall have the meaning set forth in the DIP Credit Agreement.

“Documents” means all of Sellers’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental plans and reports, data, Permits and Permit applications, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case, whether or not in electronic form, relating to the Business.

“Dollars” means the currency of the United States, and all references to monetary amounts herein shall be in Dollars unless otherwise specified herein.

“Domtar Contract” means the Supply Agreement between the Debtors and Domtar Paper Company, LLC, dated February 22, 2012, as amended and modified.

“Employee” means an individual who, as of the applicable date, is employed by any Seller in connection with the Business.

“Employment Contracts” shall have the meaning set forth in Section 6.1(g).

“Encumbrance” means any lien (including a “lien” as defined in Section 101(37) of the Bankruptcy Code), encumbrance, Claim, right, demand, charge, mortgage, deed of trust, lease, option, pledge, security interest or similar interest, title defect, hypothecation, easement, right of way, restrictive covenant, encroachment, right of first refusal, preemptive right, proxy, voting trust or agreement, transfer restriction under any shareholder agreement or similar agreement, judgment, conditional sale or other title retention agreement or other imposition, imperfection or defect of title or restriction on transfer or use of any nature whatsoever.

“Environmental Law” means any Law relating to pollution, the protection of human health and safety (with respect to exposure to Hazardous Materials), the environment, or natural resources or the Release, manufacture, processing, treatment, storage, disposal or handling of, or exposure to, Hazardous Materials.

“Environmental Liabilities and Obligations” means all Liabilities arising from any impairment, impact or damage to the environment, health or safety, or any failure to comply with Environmental Law, including Liabilities related to: (a) the transportation, storage, use, arrangement for disposal or disposal of, or exposure to, Hazardous Materials; (b) the Release of Hazardous Materials, including migration onto or from the Acquired Owned Real Property, the Acquired Buildings, and Assumed Leased Real Property; (c) any other pollution or contamination of the surface, substrata, soil, air, ground water, surface water or marine environments; (d) any other obligations imposed under Environmental Law including pursuant to any applicable Permits issued pursuant to under any Environmental Law; (e) Orders, notices to comply, notices of violation, alleged non-compliance and inspection reports with respect to any Liabilities pursuant to Environmental Law; and (f) all obligations with respect to personal injury, property damage, wrongful death and other damages and losses arising under applicable Environmental Law but only as a result of any of the matters identified in clauses (a)-(e) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (c) an affiliated service group (as defined under Section 414(m) of the Code) or (d) any group specified in Treasury Regulations promulgated under Section 414(o) of the Code, any of which includes or included any Seller.

“ESOP” means the employee stock ownership plan of the Appvion Retirement Savings and Employee Stock Ownership Plan.

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Liabilities” shall have the meaning set forth in Section 1.4.

“Expense Reimbursement” means the reasonable out-of-pocket fees, costs and expenses of Purchaser incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, subject to a cap of $500,000.

“Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in Seller’ Bankruptcy Cases or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

“Financial Statements” shall have the meaning set forth in Section 4.17.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether national, international, multi-national, supra-national, foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body, including petroleum and its by-products, asbestos, polychlorinated biphenyls and any material, waste or substance which is defined or identified as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated under or subject to any provision of Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) the interest in respect of, principal of and premium (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person with respect to any Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment or similar penalties and expenses; (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Encumbrance (other than Permitted Encumbrances), on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Initial Allocation” shall have the meaning set forth in Section 11.2.

“Intellectual Property” means all intellectual property and proprietary rights of any kind, including the following: (a) trademarks, service marks, trade names, slogans, logos, designs, symbols, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, any fictitious names, d/b/a’s or similar filings related thereto, or any variant of any of them, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (b) copyrights and copyrightable subject matter (including any registration and applications for any of the foregoing); (c) trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, intangibles, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know how, proprietary processes, formulae, algorithms, models, industrial property rights, and methodologies; (d) computer software, computer programs, and databases (whether in source code, object code or other form); and (e) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.

“Inventory” means all inventory (including finished goods, supplies, raw materials, work in progress, spare, replacement and component parts) related to the Business maintained or held by, stored by or on behalf of, or in transit to, any Seller.

“IP Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(i).

“IRS” shall have the meaning set forth in Section 4.14(c).

“Key Employee Retention Plan” means that certain Non-Executive Key Employee Retention Plan of Appvion, Inc., and certain of its affiliated entities, approved by the Bankruptcy Court on November 15, 2017.

“Key Employees” means the employees set forth on Schedule 10.1(a).

“Knowledge of Seller” or “Sellers’ Knowledge” means, with respect to any matter, the actual knowledge of Kevin Gilligan, Tami L. Van Straten and Luke Kelly.

“Law” means any federal, state, local, municipal, foreign or international, multinational or other law, treaty, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lease” shall have the meaning set forth in Section 4.6(a).

“Leased Real Property” means all of the real property leased, subleased, used or occupied by any Seller, together with all buildings, structures, fixtures and improvements erected thereon, and any and all rights privileges, easements, licenses, hereditaments and other appurtenances relating thereto, and used, or held for use, in connection with the operation of the Business.

“Liability” means, as to any Person, any debt, Claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

“Material Adverse Effect” means any circumstance, condition, occurrence, event or change that, individually or in the aggregate, (i) would be reasonably expected to prevent or materially delay or impair the ability of any Seller to consummate the transactions contemplated by this Agreement; or (ii) has or would be reasonably expected to have a material adverse effect on the assets, Liabilities, Business, properties, condition (financial or otherwise) or results of operations of Sellers, taken as a whole, provided, however, that in no event shall any circumstance, condition, occurrence, event or change arising out of any of the following, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect: (a) changes in the economy, market, financial or capital markets or regulatory or political conditions in general but that do not have a disproportionate effect on Sellers relative to other participants in the industry in which Sellers conduct the Business, (b) terrorism, war or the outbreak of hostilities or natural disasters, (c) changes that affect generally the industry in which Sellers operate but that do not have a disproportionate effect on Sellers relative to other participants in the industry in which Sellers conduct the Business, (d) changes after the Agreement Date in any applicable Law or GAAP, (e) the commencement of the Bankruptcy Cases or (f) any failure by Sellers to meet any internal or published (by Sellers or otherwise) forecast or earnings projections.

“Material Contract” has the meaning set forth in Section 4.12.

“Objection Notice” shall have the meaning set forth in Section 11.2.

“Order” means any award, writ, injunction, judgment, order, ruling, decision, subpoena, mandate, precept, command, directive, consent, approval, award, decree or similar determination or finding entered, issued, made or rendered by any Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business consistent with past practice.

“Organizational Documents” means, with respect to a particular entity Person, (a) if a corporation, the articles or certificate of incorporation and bylaws, (b) if a general partnership, the partnership agreement and any statement of partnership, (c) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (d) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (e) if another type of Person, all other charter and similar documents adopted or filed in connection with the creation, formation or organization of the Person, and (f) all amendments or supplements to any of the foregoing.

“Original DIP Order” means the order entered by the Bankruptcy Court on October 31, 2017 [D.I. 234], which, among other things, approves the DIP Financing Agreements on a final basis, in form and substance satisfactory to Purchaser.

“Outside Back-up Date” shall have the meaning set forth in Section 7.2(c).

“Outside Date” shall have the meaning set forth in Section 3.4(b).

“Overbid Protection” shall have the meaning set forth in Section 7.1.

“Owned Buildings” means buildings owned by Sellers which are subject to a ground lease between Sellers and the owner of the fee title to the demised premises.

“Owned Real Property” shall have the meaning set forth in Section 4.6(b).

“Party” shall have the meaning set forth in the preamble.

“Pension Plan” shall have the meaning set forth in Section 4.14(e).

“Permits” means to the fullest extent permitted under applicable law, all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, consents, waivers, clearances, exemptions, classifications, registrations, variances, orders, tariffs, rate schedules and other similar documents and authorizations issued by any Governmental Body.

“Permitted Encumbrances” means (a) Encumbrances for current Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Purchased Assets which do not, individually or in the aggregate, adversely affect the operation of the Business and, in the case of the Owned Real Property and Leased Real Property, which do not, individually or in the aggregate, adversely affect the use or occupancy of such Owned Real Property or Leased Real Property as it relates to the operation of the Business or materially detract from the value of the Owned Real Property or Leased Real Property, (c) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law, (d) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business, (e) licenses granted in the Ordinary Course of Business on a non-exclusive basis and (f) such other Encumbrances or title exceptions as Purchaser may approve in writing in its sole discretion.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

“Personal Property Leases” shall have the meaning set forth in Section 4.7.

“Petition Date” means the date on which Sellers commenced the Bankruptcy Cases.

“Post-Closing Plans” shall have the meaning set forth in Section 6.1(b).

“Pre-Closing Period” means the period commencing on the Agreement Date and ending on the earlier of the date upon which this Agreement is validly terminated pursuant to Section 3.4 or the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Prevailing Bidder” shall have the meaning set forth in Section 7.2(c).

“Previously Omitted Contract” shall have the meaning set forth in Section 1.6(b)(i).

“Previously Omitted Contract Designation” shall have the meaning set forth in Section 1.6(b)(i).

“Previously Omitted Contract Notice” shall have the meaning set forth in Section 1.6(b)(ii).

“Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Purchased Assets” shall have the meaning set forth in Section 1.1.

“Purchased Intellectual Property” shall have the meaning set forth in Section 4.8.

“Purchaser” shall have the meaning set forth in the preamble.

“QIP” means the Company’s Quarterly Incentive Plan approved by the Bankruptcy Court on January 19, 2018 and February 16, 2018.

“Rejected Contracts” shall have the meaning set forth in Section 1.6(a)(i).

“Release” means any actual or threatened release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or including migration to or from a property, including but not limited to any Owned Real Property or Leased Real Property.

“Remedial Action” means all actions to (a) investigate, clean up, remove, treat or in any other way address any Hazardous Material; (b) prevent the Release of any Hazardous Material; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to correct or abate a condition of noncompliance with Environmental Laws.

“Representatives” shall have the meaning set forth in Section 8.2.

“Sale and Bidding Procedures Motion” shall have the meaning set forth in Section 7.2(a).

“Sale Hearing” means the hearing to approve this Agreement and seeking entry of the Sale Order.

“Sale Motion” means the motion or motions of Seller, in form and substance acceptable to Purchaser, seeking approval and entry of the Bidding Procedures Order and Sale Order, attached hereto as Exhibit H and otherwise in form and substance satisfactory to Purchaser.

“Sale Order” means an order of the Bankruptcy Court approving and authorizing the sale of the Purchased Assets to Purchaser on the terms set forth herein and otherwise in form and substance satisfactory to Purchaser, in its sole discretion.

“Sellers” shall have the meaning set forth in the preamble.

“Seller Benefit Plans” shall have the meaning set forth in Section 6.1(b).

“Senior DIP Facility” means that the agreement among the Borrower, Paperweight Development Corp., Wilmington Trust, National Association, as administrative agent, PJT Partners LP as sole lead arranger, and the Lenders (as defined therein) from time to time parties thereto for new debtor-in-possession financing, as set forth in the Senior DIP Motion.

“Senior DIP Motion” means that motion filed by the Debtors on March 5, 2018 [D.I. 520], seeking approval of the Senior DIP Facility.

“Senior DIP NM Term Loan Obligations” shall have the meaning set forth in the Senior DIP Facility.

“Senior Final DIP Order” means a final order entered by the Bankruptcy Court, which, among other things, approves the Senior DIP Facility on a final basis, in form and substance satisfactory to Purchaser.

“Straddle Payroll” shall have the meaning set forth in Section 1.3(g).

“Straddle Period” shall have the meaning set forth in Section 11.1(b).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” and “Taxes” mean any federal, state, provincial, local, foreign or other income, gross receipts, sales, value added, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, capital, production, recapture, net worth, surplus, customs, duties, levies, surtaxes or other taxes, fees, assessments, reassessments or charges of any kind whatsoever, together with any interest, additions, installments or penalties with respect thereto and any interest in respect of such additions or penalties, in each case, imposed by a Governmental Body.

“Tax Proceeding” means any action, suit, investigation, audit, claim, litigation, arbitration, mediation, alternative dispute resolution procedure, hearing, inquiry, examination, or other action or proceeding with respect to Taxes.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.

“Transferred Employee” shall have the meaning set forth in Section 6.1(a).

“Transition Services Agreement” shall have the meaning set forth in Section 3.2(q).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Updating Information” shall have the meaning set forth in Section 8.15(a).

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder.

“Wind Down Budget” means the wind down budget, substantially in the form attached hereto as Exhibit I and otherwise in form and substance satisfactory to Purchaser. Notwithstanding anything to the contrary in this Agreement (including the Wind Down Budget), to the extent that the actual amount paid is less than the estimated amount included in the Wind Down Budget for any (a) Claims asserted pursuant to Section 503(b)(9) of the Bankruptcy Code, (b) Taxes or (c) fees and expenses of professionals engaged by Sellers, in each case, due to settlement or otherwise, the Wind Down Budget shall be deemed to have been adjusted downwards accordingly based on such actual amount.

ARTICLE XI.

TAXES

11.1 Certain Taxes.

(a) Sellers and Purchaser shall each be required to pay fifty percent (50%) of any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary, use or other Taxes and recording charges which may be payable by reason of the sale of the Purchased Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby, and that are not exempt under Section 1146(a) of the Bankruptcy Code, including any expenses described in the immediately succeeding sentence. Purchaser shall, at its initial expense (but subject to repayment by Sellers in accordance with this Section 11.1), timely file any Tax Return or other document required to be filed with respect to such Taxes, and Sellers shall join in the execution of any such Tax Return if required by Law. Each Party agrees to cooperate in good faith to lawfully mitigate the Taxes described in this Section 11.1(a), including by providing any applicable forms or claims for exemption which such Party is legally able to provide.

(b) In the case of any taxable period that begins before, and ends after, the Closing Date (a “Straddle Period”), (i) Taxes imposed on the Purchased Assets that are based upon or related to income or receipts or imposed on a transactional basis (including all related items of income, gain, deduction or credit) will be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date, and (ii) any real property, personal property, ad valorem and similar Taxes allocable to the portion of such Straddle Period ending with the end of the day on the Closing Date shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, in each of (i) and (ii) such amounts shall be the responsibility of Sellers (and, for the avoidance of doubt, such amounts shall be an Excluded Liability for purposes of Section 1.4(d)(ii)).

(c) Purchaser shall prepare and file (or cause to be prepared and filed) (i) all Tax Returns in respect of the Taxes described in Section 11.1(a); and (ii) all Tax Returns in respect of the Purchased Assets required to be filed after the Closing Date. Except with respect to Taxes described in Section 11.1(a), all such Tax Returns shall be prepared by Purchaser in manner consistent with the Company’s past practice, unless otherwise required by applicable Law. Prior to filing any such Tax Returns, Purchaser shall provide a draft thereof to Sellers for Sellers’ review, comment and approval (such approval not to be unreasonably withheld or delayed) at least fifteen (15) days before the due date of such Tax Returns, unless otherwise required by applicable Law. Purchaser shall consider in good faith any comments provided by Sellers to such Tax Returns, and Purchaser, in its sole discretion, may make any revisions to such Tax Returns as are reasonably requested by Sellers. To the extent any Taxes reflected on any such Tax Return are an Excluded Liability, Sellers shall pay to Purchaser the amount of such liability within five (5) days of receiving notice from Purchaser that such Tax Return has been filed or that Purchaser has paid such liability, except to the extent such Taxes were paid by Sellers to the applicable Governmental Body prior to the filing of such Tax Return.

11.2 Allocation of Purchase Price. As soon as reasonably practicable and in no event later than sixty (60) days after the Closing Date, Purchaser shall provide the Company with an allocation of the purchase price for federal income tax purposes, including any liabilities properly included therein among the Purchased Assets and the agreements provided for herein, for federal, state and local income tax purposes (the “Initial Allocation”). Within thirty (30) days of the receipt of the Initial Allocation, the Company shall deliver a written notice (the “Objection Notice”) to Purchaser, setting forth in reasonable detail those items in the Initial Allocation that the Company disputes. The Company may make reasonable inquiries of Purchaser and its accountants and employees relating to the Initial Allocation, and Purchaser shall use reasonable efforts to cause any such accountants and employees to cooperate with, and provide such requested information to, the Company in a timely manner. If prior to the conclusion of such thirty (30)-day period, Sellers notify Purchaser in writing that it will not provide any Objection Notice or if Sellers do not deliver an Objection Notice within such thirty (30)-day period, then Purchaser’s proposed Initial Allocation shall be deemed final, conclusive and binding upon each of the parties hereto. Within thirty (30) days of the Company’s delivery of the Objection Notice, the Company and Purchaser shall attempt to resolve in good faith any disputed items and failing such resolution, the unresolved disputed items shall be referred for final binding resolution to an Arbitrating Accountant. The fees and expenses of the Arbitrating Accountant shall be paid 50% by Purchaser and 50% by the Company. Such determination by the Arbitrating Accountant shall be (i) in writing, (ii) furnished to Purchaser and the Company as soon as practicable (and in no event later than thirty (30) days after the items in dispute have been referred to the Arbitrating Accountant), (iii) made in accordance with the principles set forth in this Section 11.2, and (iv) non-appealable and incontestable by Purchaser and the Company. As used herein, the “Allocation” means the allocation of the Purchase Price, the Assumed Liabilities and other related items among the Purchased Assets and the agreements provided for herein as finally agreed between Purchaser and the Company or ultimately determined by the Arbitrating Accountant, as applicable, in accordance with this Section 11.2. The Allocation shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate). Purchaser and Sellers shall each report the federal, state and local income and other Tax consequences of the transactions contemplated hereby in a manner consistent with the Allocation, including, if applicable, the preparation and filing of Forms 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax Law) with their respective federal income Tax Returns for the taxable year which includes the Closing Date, and neither will take any position inconsistent with the Allocation unless otherwise required under applicable Law. Sellers shall provide Purchaser and Purchaser shall provide Sellers with a copy of any information required to be furnished to the Secretary of the Treasury under Code Section 1060.

11.3 Cooperation on Tax Matters. Purchaser and Sellers agree to provide each other with such information and assistance as is reasonably necessary and is reasonably requested by the other party, including access to records, Tax Returns and personnel, for the preparation and filing of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with a Tax Proceeding or otherwise; provided that Sellers shall not be required to make available any Consolidated Tax Return.

ARTICLE XII.

MISCELLANEOUS

12.1 Payment of Expenses. Except as otherwise provided in this Agreement (including, but not limited to Section 3.5 and Section 7.1) and whether or not the transactions contemplated hereby are consummated, Sellers and Purchaser shall bear their own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

12.2 Survival of Representations and Warranties; Survival of Confidentiality. The Parties agree that the representations and warranties contained in this Agreement shall expire upon the Closing Date. The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive in accordance with the terms of the particular covenant or until fully performed.

12.3 Entire Agreement; Amendments and Waivers. This Agreement, together with the Ancillary Documents, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided that, notwithstanding the foregoing, the Schedules hereto may be amended in accordance with Section 1.6. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, condition, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

12.4 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

12.5 Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF (EXCEPT FOR ANY LAWS OF THAT STATE WHICH WOULD RENDER SUCH CHOICE OF LAWS INEFFECTIVE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

12.6 Jurisdiction, Waiver of Jury Trial.

(a) THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF

DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.

(b) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7 Notices. Unless otherwise set forth herein, any notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by e-mail, in each case, if sent during the normal business hours of the recipient, with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in the case of each of clauses (a) and (b), to the following addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a Party may designate by notice to the other Parties):

If to Seller, to:

Appvion, Inc.

825 E, Wisconsin Avenue

Appleton, Wisconsin 54912

Attention: Tami VanStraten, General Counsel

E-mail address: TVanStraten@appvion.com

With a copy (which shall not constitute effective notice) to:

DLA Piper LLP (US)

444 West Lake Street, Suite 900

Chicago, Illinois 60606

Attention: Richard Chesley and Neal Aizenstein

E-mail address: Richard.Chesley@dlapiper.com; Neal.Aizenstein@dlapiper.com

If to Purchaser, to:

Appvion Holding Corp.

c/o SierraConstellation Partners LLC

400 S. Hope St.

Suite 1050

Los Angeles, CA 90071

Attention: Lawrence Perkins

E-mail address: lperkins@scpllc.com

With a copy (which shall not constitute effective notice) to:

Franklin Templeton Investments

One Franklin Parkway

San Mateo, CA 94403

Attention: Christopher Chen

E-mail address: chris.chen@franklintempleton.com

and

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Attention: David Johnson and Daniel Shamah

E-mail address: djohnson@omm.com; dshamah@omm.com

12.8 Binding Effect; Assignment. This Agreement shall be binding upon Purchaser and, subject to entry of the Bidding Procedures Order (with respect to the matters covered thereby) and the Sale Order, Seller, and inure to the benefit of the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Cases or any successor Chapter 7 case. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without such required consents shall be void, except for designations by Purchaser to a Designated Purchaser (as defined below) in accordance with the immediately following paragraph.

In connection with the Closing, notwithstanding anything to the contrary contained herein, at any time prior to the Closing, Purchaser shall be entitled to designate, by written notice to Sellers, one or more Persons to (i) purchase the Purchased Assets (including specified Assigned Contracts) and pay the corresponding Purchase Price amount and Cure Costs, as applicable and/or (ii) assume the Assumed Liabilities (any such Person that shall be designated in accordance with this clause, a “Designated Purchaser”). In addition, in accordance with Section 6.1, a Designated Purchaser shall be entitled to employ the Transferred Employees on and after the Closing Date and to perform any other covenants or agreements of Purchaser under this Agreement. Notwithstanding the foregoing, Purchaser shall not be released from any of its obligations under this Agreement by reason of this assignment.

12.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction and in lieu of such invalid, illegal or unenforceable provision or portion of any provision, there will be added automatically as a part of this Agreement a valid legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible.

12.10 Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement or any Ancillary Document.

12.11 Access and Right to Use. Purchaser shall, upon reasonable advance notice, afford to Sellers’ officers, independent public accountants, attorneys, consultants and other representatives, reasonable access during normal business hours to the Purchased Assets and all records pertaining to the Purchased Assets on the terms and conditions set forth in the Transition Services Agreement, solely for the purpose of enabling Sellers to conduct an orderly wind-down of Sellers’ operations. Notwithstanding anything to the contrary herein or in the Transition Services Agreement, no access shall be permitted hereunder to the extent that it would require disclosure of information subject to attorney-client or other privilege. Sellers expressly acknowledge that nothing in this Section 12.11 is intended to give rise to any contingency to Sellers’ obligations to proceed with the transactions contemplated herein.

12.12 Certain Interpretive Matters.

(a) The information contained in the Schedules is disclosed solely for the purposes of this Agreement and may include items or information not required to be disclosed under this Agreement, and no information contained in any Schedule shall be deemed to be an admission by any party hereto to any third Person of any matter whatsoever, including an admission of any violation of any Laws or breach of any agreement. No information contained in any Schedule shall be deemed to be material (whether individually or in the aggregate) to the business, assets, liabilities, financial position, operations, or results of operations of Sellers nor shall it be deemed to give rise to circumstances which may result in a Material Adverse Effect solely by reason of it being disclosed. Information contained in a Section, subsection or individual Schedule (or expressly incorporated therein) shall qualify the representations and warranties made in the identically numbered Section or, if applicable, subsection of this Agreement and all other representations and warranties made in any other Section, subsection or Schedule to the extent its applicability to such Section, subsection or Schedule is reasonably apparent on its face. References to agreements in the Schedules are not intended to be a full description of such agreements, and all such disclosed agreements should be read in their entirety, and nothing disclosed in any Schedule is intended to broaden any representation or warranty contained in Article IV or Article V.

(b) Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”. The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Body shall be deemed to include reference to any successor thereto. References in Article IV or Article V to documents or other materials “provided” or “made available” to Purchaser or similar phrases mean that such documents or other materials were present (and available for viewing by Purchaser and its Representatives) in the online data room hosted at www.intralinks.com on behalf of Sellers for purposes of the transactions contemplated by this Agreement at least three (3) Business Days prior to the Agreement Date.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

APPVION HOLDING CORP.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

APPVION, INC.

By:
Name:
Title:

PAPERWEIGHT DEVELOPMENT CORP.

By:
Name:
Title:

PDC CAPITAL CORPORATION

By:
Name:
Title:

APPVION RECEIVABLES FUNDING I LLC

By:
Name:
Title:

APVN HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

.